As filed with the Securities and Exchange Commission on November 18, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RESOURCE CAPITAL CORP.

(Exact name of registrant as specified in its charter)

Maryland	20-2287134
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

712 Fifth Avenue 12th Floor New York, NY 10019 (212) 974-1708	Jonathan Z. Cohen Chief Executive Officer 712 Fifth Avenue 12th Floor New York, New York 10019 (212) 974-1708 (212) 245-6372 (Facsimile)
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

J. Baur Whittlesey, Esq.

Mark E. Rosenstein, Esq.

Ledgewood

1900 Market Street, Suite 750

Philadelphia, PA 19103

(215) 731-9450

(215) 735-2513 (Facsimile)

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

☐ Large accelerated filer	☒ Accelerated filer
☐ Non-accelerated filer	☐ Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share(2)	8,000,000	$6.49	$51,920,000	$3,702

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), the offering price is computed on the basis of the average high and low prices of the common stock, as reported by the New York Stock Exchange on November 16, 2010.
(2)	Plus such additional shares as may be issued by reason of stock splits, stock dividends or similar transactions.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

The Information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does if seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 18, 2010

PROSPECTUS

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

8,000,000 Shares

Common Stock

We are pleased to offer you the opportunity to participate in the Resource Capital Corp. Dividend Reinvestment and Stock Purchase Plan, which we refer to as the plan. The plan is designed for long-term investors who wish to invest and build their stock ownership over time. The plan provides you with the opportunity to reinvest all or a portion of the cash dividends paid on shares of Resource Capital Corp. common stock in additional shares of common stock. The plan also includes a direct stock purchase component, which permits current stockholders and new investors to make cash purchases of shares of our common stock in an economical and convenient manner.

This prospectus relates to 8,000,000 shares of our common stock, par value $.001 per share, to be offered for purchase under the plan. Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “RSO.” On November 17, 2010, the closing price of our common stock was $6.58 per share.

Key features of the plan:

•	Anyone can enroll in the plan, whether they are a current Resource Capital Corp. stockholder or not;

•	Participants and new investors can purchase shares through the plan without a personal broker and, in many cases, without paying a commission;

•	Participants can automatically reinvest all or any portion of their cash dividends in additional shares of our common stock;

•

Participants can purchase additional shares of our common stock at any time through optional cash investments of as little as $100 per month or as much as $5,000 per month at a discount from the market price that may range from 0% to 5% at our sole discretion;

•	Participants can make optional cash investments in excess of $5,000 per month at a discount from the market price that may range from 0% to 5% at our sole discretion;

•	Use of automatic monthly investments in shares of our common stock from a checking or savings account;

•	Participants can easily transfer their shares; and

•	Participants and new investors own and transfer shares without holding or delivering physical certificates.

To ensure that we continue to qualify as a real estate investment trust, or REIT, for federal income tax purposes, no stockholder may own more than 9.8% (in value or number, whichever is more restrictive) of the outstanding shares of our common stock, unless our Board of Directors waives this limitation. See the discussion in Question 9 of the section “Information About the Plan” for more information.

Please read this prospectus carefully and keep it and any future investment statements for your reference. If you have any questions about the plan, please call the plan administrator, American Stock Transfer & Trust Company, or “AST,” toll free at (877) 739-9997, 24 hours a day, seven days a week. Customer service representatives are available Monday through Thursday, between the hours of 8:00 A.M. and 7:00 P.M. Eastern time, and Friday, between the hours of 8:00 A.M. and 5:00 P.M. Eastern time.

Investing in our common stock involves risks. You should carefully consider the risks discussed in this prospectus and in our filings with the Securities and Exchange Commission before enrolling in the plan and investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2010

ABOUT THIS PROSPECTUS

Please read this prospectus carefully. If you own shares now, or if you decide to buy shares in the future, then please keep this prospectus with your permanent investment records, since it contains important information about the plan.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus is accurate as of any date later than the date hereof or such other dates as are stated herein or as of the respective dates of any documents or other information incorporated herein by reference.

As used in this prospectus, unless the context suggests otherwise, the terms “we,” “us” and “our” refer to Resource Capital Corp. and its subsidiaries, “Manager” refers to Resource Capital Manager, Inc., our external manager, and “Resource America” refers to Resource America, Inc. and its affiliated companies, including the Manager.

i

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this prospectus or which may be contained or incorporated by reference in a prospectus supplement constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expects,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “will” and “would” or the negative of these terms or other comparable terminology.

Forward-looking statements contained or incorporated by reference in this prospectus or which may be contained or incorporated by reference in a prospectus supplement are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. Forward-looking statements we make or which are incorporated by reference in this prospectus or which may be contained or incorporated by reference in a prospectus supplement are subject to various risks and uncertainties that could cause actual results to vary from our forward-looking statements, including:

•	the risk factors described or incorporated by reference in this prospectus;

•	changes in our industry, interest rates, the debt securities markets, real estate markets or the general economy;

•	increased rates of default and/or decreased recovery rates on our investments;

•	availability, terms and deployment of capital;

•	availability of qualified personnel;

•	changes in governmental regulations, tax rates and similar matters;

•	changes in our business strategy;

•	availability of investment opportunities in commercial real estate-related and commercial finance assets;

•	the degree and nature of our competition;

•	the adequacy of our cash reserves and working capital; and

•	the timing of cash flows, if any, from our investments.

We caution you not to place undue reliance on these forward-looking statements which speak only as of the date of this prospectus or the date of any document incorporated by reference in this prospectus. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this filing or to reflect the occurrence of unanticipated events.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC with respect to this offering. This prospectus constitutes only part of the registration statement and does not contain all of the information set forth in the registration statement, its exhibits and its schedules. For further information with respect to us and our securities, we refer you to the registration statement and to the exhibits to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document to which we make reference are not necessarily complete and, in each instance, we refer you to the copy of the contract, agreement or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We also make available free of charge through our website at www.resourcecapitalcorp.com, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after they are filed electronically with the SEC. You may read and copy any reports, statements or other information that we have filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may request copies of these documents, upon payment of a copying fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for information on the operation of the Public Reference Room. Our SEC filings are also available to the public on the SEC internet site at www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to documents we have filed with the SEC but that we do not include in this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below that we have filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2009.

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010.

•	Our Current Reports on Form 8-K filed on May 25, 2010, June 29, 2010 and August 19, 2010.

•	The description of our common stock contained in our Registration Statement on Form 8-A dated January 25, 2006.

All documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, on or after the date of this prospectus and prior to the termination of the offering made pursuant to this prospectus also will be deemed to be incorporated herein by reference and will automatically update and supersede information in this prospectus. Nothing in this prospectus shall be deemed to incorporate information furnished to but not filed with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K (or corresponding information furnished under Item 9.01 or included as an exhibit).

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Resource Capital Corp.

Attention: Purvi Kamdar

712 Fifth Avenue

12th Floor

New York, New York 10019

(212) 506-3893

You should rely only on the information incorporated by reference or provided in this prospectus, any supplement to this prospectus or any other offering materials we may use. We have not authorized any person to provide information other than that provided in this prospectus, any supplement to this prospectus or any other offering materials we may use. You should assume that the information in this prospectus, any prospectus supplement and any other offering materials we may use is accurate only as of the date on their respective cover pages and that any information in a document we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

The statements that we make in this prospectus or in any document incorporated by reference in this prospectus about the contents of any other documents are not necessarily complete, and are qualified in their entirety by referring you to copies of those documents that are filed as exhibits to the registration statement, of which this prospectus forms a part, or as an exhibit to the documents incorporated by reference. You can obtain copies of these documents from the SEC or from us, as described above.

THE COMPANY

We are a specialty finance company that focuses primarily on commercial real estate and commercial finance. We are organized and conduct our operations to qualify as a real estate investment trust, or REIT, for federal income tax purposes. Our objective is to provide our stockholders with total returns over time, including quarterly distributions and capital appreciation, while seeking to manage the risks associated with our investment strategy. We invest in a combination of commercial real estate debt and other real estate-related assets and, to a lesser extent, higher-yielding commercial finance assets. We have financed virtually all of our portfolio investments through borrowing strategies seeking to match the maturities and repricing dates of our financings with the maturities and repricing dates of those investments, and to mitigate interest rate risk through derivative instruments.

We are externally managed by Resource Capital Manager, Inc., which we refer to as the Manager, a wholly-owned indirect subsidiary of Resource America, Inc. (NASDAQ-GS: REXI), a specialized asset management company that uses industry specific expertise to generate and administer investment opportunities for its own account and for outside investors in the commercial finance, real estate, and financial fund management sectors. To provide its services, the Manager draws upon Resource America, its management team and their collective investment experience.

We generate our income primarily from the spread between the revenues we receive from our assets and the cost to finance the purchase of those assets and hedge interest rate risks. We generate revenues from the interest and fees we earn on our whole loans, senior interests in first mortgage loans, or A notes, junior interests in first mortgage loans, or B notes, mezzanine debt, commercial mortgage-backed securities, or CMBS, senior secured corporate loans, or bank loans, lease receivables, investments in real estate joint ventures, structured notes and other asset-backed securities, or ABS. Historically, we have used a substantial amount of leverage to enhance our returns and we have financed each of our different asset classes with different degrees of leverage. The cost of borrowings to finance our investments comprises a significant part of our expenses. Our net income depends on our ability to control these expenses relative to our revenue. In our bank loans, CMBS, lease receivables and other ABS, we historically have used warehouse facilities as a short-term financing source and collateralized debt obligations, or CDOs, and, to a lesser extent, other term financing as a long-term financing source. In our commercial real estate loan portfolio, we historically have used repurchase agreements as a short-term financing source, and CDOs and, to a lesser extent, other term financing as a long-term financing source. Our other term financing has consisted of long-term match-funded financing provided through long-term bank financing and asset-backed financing programs, depending upon market conditions and credit availability.

Ongoing problems in real estate and credit markets continue to impact our operations, particularly our ability to generate capital and financing to execute our investment strategies. These problems have also affected a number of our commercial real estate, or CRE, borrowers and, with respect to 32 of our CRE loans, caused us to enter into loan modifications. We have increased our provision for loan and lease losses to reflect the effect of these conditions on our borrowers and have recorded both temporary and other than temporary impairments in the market valuation of the CMBS and other ABS in our investment portfolio.

Our relative inability since 2008 to access credit markets has impacted our financing and investing strategies and, as a result, our ability to originate new investments and to grow. The market for securities issued by new securitizations collateralized by assets similar to those in our investment portfolio has largely disappeared, although we were able to securitize and finance notes during the second quarter of 2010. Short-term financing through warehouse lines of credit and repurchase agreements also has been largely unavailable. However, we continue to see indications that the CRE term financing market may become more active as well as the bank loan financing market. However, we caution investors that even if credit through these markets becomes more available, we may be unable to access those markets on economically favorable terms, or at all.

Credit market conditions and an unstable economy have also resulted in an increasing number of loan modifications, particularly in our CRE loans. Borrowers have experienced deterioration in the performance of the properties we have financed or delays in implementing their business plans. In order to assist our borrowers in effectuating their business plans, including the leasing and repositioning of the underlying assets, we have been willing to enter into loan modifications that would adapt our financing to their particular situations. The most common loan modifications have included term extensions and modest interest rate reductions through the lowering of London Interbank Offered Rate, or LIBOR, floors, offset by increased interest rate spreads over LIBOR. In exchange for the loan modifications, we have received partial principal paydowns, new equity investment commitments in the properties from the borrowers or their principals, additional fees and other structural improvements and enhancements to the loans.

Our principal office is located at 712 Fifth Avenue, 12th Floor, New York, New York 10019 and our telephone number is (212) 506-3870. Our website is located at www.resourcecapitalcorp.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any other report or document we file with or furnish to the SEC.

INFORMATION ABOUT THE PLAN

1.	What is the purpose of the plan?

The plan is a convenient and economical stock purchase program available for existing investors to increase their holdings and for new investors to make an initial investment in our common stock. Participants in the plan may have all or any portion of their cash dividends automatically reinvested in shares of our common stock. Participants may also elect to make optional cash investments through the plan administrator. The primary purpose of the plan is to benefit long-term investors who want to increase their investment in our common stock. We may also use the plan to raise additional capital through the direct sale of shares of our common stock to stockholders or new investors, who, in connection with any resales of such shares, may be deemed to be underwriters. Our ability to waive limitations applicable to the amounts that participants may invest pursuant to the cash purchase feature of the plan will allow for these sales to raise additional capital.

Participation in the plan is voluntary, and we give no advice regarding your decision to join the plan. However, if you decide to participate, enrollment forms are available, and may be completed, online. You can access these services through the plan administrator’s website, www.amstock.com.

2.	What investment options are available under the plan?

Once enrolled in the plan, you may purchase our common stock through the following investment options:

Dividend Reinvestment Program. Current stockholders and interested new investors who are not stockholders and who agree to make an initial investment in our common stock may elect to have all, a portion or none of their cash dividends paid on their common stock automatically reinvested in shares of our common stock through the dividend reinvestment program. Cash dividends are paid on common stock when and as declared by our Board of Directors, generally on a quarterly basis. Subject to (i) ownership limitations on shares of our common stock and (ii) the availability of shares of our common stock registered for issuance under the plan, there is no limitation on the amount of dividends you may reinvest under the dividend reinvestment program.

Stock Purchase Program. Each month, current stockholders, and interested new investors that are not currently shareholders and who agree to make an initial investment in common shares, may elect to invest optional cash payments in common shares, subject to a minimum monthly purchase limit of $100 and a maximum monthly purchase limit of $5,000. You may elect to make optional cash payments through automatic deductions from your banking or checking accounts. We may, at our discretion, waive the maximum limit upon your written request. See Question 20 to learn how to request a waiver. You may make optional cash purchases each month even if dividends on your shares are not being reinvested and even if a dividend has not been declared. You may, but are not required to, enroll any common shares purchased through the plan into the dividend reinvestment program. (To designate these shares for participation in the dividend reinvestment program, make the appropriate election on the authorization form described in Question 12).

3.	How can I change my investment options?

You may change your investment options at any time by requesting a new authorization form and returning it to the plan administrator at the address set forth in Question 7.

4.	What are the advantages and disadvantages of the plan?

The primary advantages of participating in the plan are as follows:

•	You may automatically reinvest cash dividends on all, a portion or none of your holdings of common stock in additional shares of common stock.

•

You may also invest in shares of common stock by making cash purchases, subject to a minimum and maximum amount. You may make cash purchases of up to a maximum amount of $5,000 (unless this maximum is waived by us) via the internet, from a pre-designated bank account, cash or money order. You may make cash purchases occasionally or at regular intervals. You may make cash purchases even if you do not elect to participate in the plan’s dividend reinvestment option. You may make cash purchases whether you currently own our common stock or are a new investor.

•	We may offer you the opportunity to acquire shares of our common stock through optional cash purchases at a discount of up to 5% from the market price of the common shares.

•	Shares of common stock purchased directly from us under the plan will be issued without a sales commission.

•

Your funds are subject to full investment under the plan because your account will be credited with the purchase of whole shares, as well as fractional shares computed to three decimal places. Dividends will be paid not only on whole shares but also proportionately on fractional shares held in your account. Dividends paid on all shares purchased through the plan, including fractional shares, will be used to purchase additional shares of common stock, unless you specify otherwise.

•

You may direct the plan administrator to transfer, at any time and at no cost to you, all or a portion of your shares in the plan to a plan account for another person as long as you meet all of the transfer requirements.

•

The plan offers a “safekeeping” service that allows you to deposit your company stock certificates with the plan administrator at no cost and to have your ownership of common stock purchased under the plan maintained on the plan administrator’s records in uncertificated form as part of your plan account, if you so desire.

•

You will receive statements containing year-to-date information on all plan transactions in your account within a reasonable time after a transaction occurs, as well as on a quarterly basis, that are designed to simplify your recordkeeping.

The primary disadvantages of participating in the plan are as follows:

•

Your investment in shares of common stock purchased under the plan is not different from any investment in shares that you purchase directly. We cannot assure you of a profit or protect against a loss on shares purchased. You bear the risk of loss and enjoy the benefits of any gain from market price changes with respect to shares purchased under the plan.

•

Your participation in the dividend reinvestment program will result in you being treated, for federal income tax purposes, as having received a distribution equal to the fair market value (and not the market price) of the common shares on the date actually acquired from us. In addition, you will be treated as having received a distribution equal to your pro rata share of any brokerage commissions paid by us in connection with the purchase of common shares by the plan administrator from parties other than us. These distributions will be taxable as dividends to the extent of our earnings and profits, and may give rise to a liability for the payment of income tax without providing you with the immediate cash to pay the tax when it becomes due.

•

If you elect to make optional cash purchases, you will be treated, for federal income tax purposes, as having received a distribution equal to the excess, if any, of the fair market value of the common shares on the purchase date over the amount of your optional cash payment. In addition, you will be treated as having received a distribution equal to your pro rata share of any brokerage commissions paid by us in connection with the purchase of common shares by the plan administrator from parties other than us. These distributions will be taxable as dividends to the extent of our earnings and profits, and may give rise to a liability for the payment of income tax without providing you with the immediate cash to pay the tax when it becomes due.

•

You will have limited control over the specific timing of purchases and sales of common stock under the plan. Because the plan administrator must receive funds for a cash purchase prior to the actual purchase date of the common stock, your investments may be exposed to changes in market conditions.

•

We may, in our sole discretion, without prior notice, change our determination as to whether shares of common stock will be purchased by the plan administrator directly from us or through open market or privately negotiated purchases. You will pay your pro rata share of all brokerage commissions in connection with any reinvestment of dividends or optional cash investment in which the plan administrator purchases shares of our common stock on the open market, in which case, you will also pay a minimal transaction fee.

•	No interest will be paid on funds that the plan administrator holds pending investment or that may ultimately be returned to you.

•	The purchase price for shares of common stock purchased under the plan may exceed the price of acquiring shares of common stock on the open market at any given time on the actual purchase date.

•

Sales of common shares credited to your plan account will involve a nominal fee per transaction to be deducted from the proceeds of the sale by the plan administrator (if you request the plan administrator to make such sale), plus any brokerage commission and any applicable stock transfer taxes on the sales.

•	Sales of common shares credited to your plan account may take up to 10 business days to process.

•	You cannot pledge common shares deposited in your plan account until the shares are withdrawn from the plan.

5.	Who administers the plan?

We have appointed American Stock Transfer & Trust Company, our transfer agent, to be the plan administrator.

6.	What are the responsibilities of the plan administrator?

The plan administrator’s responsibilities include:

•	administration of the plan;

•	acting as your agent;

•	keeping records of all plan accounts;

•	sending statements of activity to each participant;

•	purchasing and selling, on your behalf, all common stock under the plan; and

•	the performance of other duties relating to the plan.

Holding Shares. If you purchase shares through optional cash payments and do not choose to have the dividends that are paid with respect to these shares reinvested, you must indicate that the dividends on those shares are not to be reinvested. The plan administrator will hold any shares you choose to enroll in the dividend reinvestment program and will register them in the plan administrator’s name (or that of its nominee) as your agent.

Receipt of Dividends. As record holder for the plan shares, the plan administrator will credit the dividends accrued on your plan shares as of the dividend record date to your plan account on the basis of whole or fractional plan shares held in such account and will automatically reinvest such dividends in additional common stock unless you elect otherwise. Any remaining portion of cash dividends not designated for reinvestment will be sent to you.

Other Responsibilities. The plan administrator also acts as dividend disbursing agent, transfer agent and registrar for our common stock. If the plan administrator resigns or otherwise ceases to act as plan administrator, we will appoint a new plan administrator to administer the plan.

7.	How do I contact the plan administrator?

You should send all correspondence with the administrator to:

American Stock Transfer & Trust Company

59 Maiden Lane

New York, NY 10038

All transaction processing should be directed to:

American Stock Transfer & Trust Company

P.O. Box 922

Wall Street Station

New York, NY 10269-0560

Please mention Resource Capital Corp. (NYSE symbol “RSO”) and this plan in all correspondence. In addition, you may call the plan administrator at (877) 739-9997 or contact the plan administrator via the internet at www.amstock.com.

8.	Who is eligible to participate in the plan?

The following persons are eligible to participate in the plan:

Record Owners. All record owners (stockholders whose shares are held in their name on the records kept by our transfer agent) of shares of our common stock are eligible to participate directly in the plan.

Beneficial Owners. Beneficial owners (stockholders whose shares are held in the name of a broker, bank or other nominee on the records kept by our transfer agent) of shares of our common stock may participate in two ways. A beneficial owner may participate directly by becoming a record owner by having one or more shares transferred into his or her name from that of the applicable broker, bank or other nominee. Alternatively, a beneficial owner may seek to arrange with the broker, bank or other nominee that is the record owner of his or her shares to participate on the beneficial owner’s behalf.

Non-Stockholders. Individuals who do not presently own any shares of our common stock (as either a record owner or beneficial owner) may participate in the plan by making an initial cash purchase of shares of our common stock through the plan’s stock purchase program.

9.	Are there limitations on participation in the plan other than those described above?

Foreign Law Restrictions. You may not participate in the plan if it would be unlawful for you to do so in the jurisdiction where you are a citizen or reside. If you are a citizen or resident of a country other than the United States, you should confirm that by participating in the plan you will not violate local laws governing, among other things, taxes, currency and exchange controls, stock registration and foreign investments.

REIT Qualification Restrictions. In order for us to maintain our qualification as a REIT, not more than 50% in value of any class or series of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities). We may terminate, by written notice at any time, any participant’s individual participation in the plan if such participation would be in violation of the restrictions contained in our Charter or Bylaws, as amended from time to time, that are designed to maintain our compliance with the foregoing ownership limitation. These restrictions prohibit any stockholder, directly or indirectly, from beneficially owning more than 9.8% in value or in number, whichever is more restrictive, of our outstanding capital stock. Any attempted transfer or acquisition of capital stock that would create a direct or indirect ownership of capital stock in excess of this limit or otherwise result in our disqualification as a REIT will be null and void. Our Charter provides that capital stock subject to this limitation is subject to various rights that we have to enforce this limitation, including transfer of the shares to a trust. This summary of the ownership limitation is qualified in its entirety by reference to our Charter. We reserve the right to invalidate any purchases made under the plan that we determine, in our sole discretion, may violate the 9.8% ownership limit. Any grant of a request for waiver of the maximum monthly optional cash purchase will not be deemed to be a waiver of such ownership limits.

Exclusion from Plan for Short-Term Trading or Other Practices. You should not use the plan to engage in short-term trading activities that could change the normal trading volume of our common stock. If you do engage in short-term trading activities, we may prevent you from participating in the plan. We reserve the right to modify, suspend or terminate participation in the plan by otherwise eligible holders of shares of our common stock in order to eliminate practices which we determine, in our sole discretion, are not consistent with the purposes or operation of the plan or which may adversely affect the price of our common stock.

Restrictions at Our Discretion. In addition to the restrictions described above, we reserve the right to prevent you from participating in the plan for any other reason. We have the sole discretion to exclude you from or terminate your participation in the plan.

10.	How do I enroll in the plan?

Record Owners. Record owners may join the plan by completing and signing an authorization form and returning it to the plan administrator, or by following the enrollment procedures specified on the plan administrator’s website at www.amstock.com. Authorization forms may be obtained at any time by written request, by contacting the plan administrator at the address and telephone number provided in Question 7, or via the Internet at the plan administrator’s website at www.amstock.com.

Beneficial Owners. A beneficial owner may request that the number of shares the beneficial owner wishes to be enrolled in the plan be registered by the broker, bank or other nominee in the beneficial owner’s own name as record owner in order to participate directly in the plan. Alternatively, beneficial owners who wish to join the plan may instruct their broker, bank or other nominee to arrange participation in the plan on the beneficial owner’s behalf. The broker, bank or other nominee should then make arrangements with its securities depository, and the securities depository will provide the plan administrator with the information necessary to allow the beneficial owner to participate in the plan.

To facilitate participation by beneficial owners, we have made arrangements with the plan administrator to reinvest dividends and accept optional cash payments under the stock purchase program by record holders such as brokers, banks and other nominees, on behalf of beneficial owners. If you are an interested beneficial owner, be sure that your broker, bank or other nominee passes along the proceeds of any applicable discount to your account.

Alternatively, a beneficial owner may simply request that the number of shares the beneficial owner wishes to be enrolled in the plan be reregistered by the broker, bank or other nominee in the beneficial owner’s own name as record owner in order to participate directly in the plan.

Non-Stockholders. A non-stockholder may join the plan as a record owner by making an initial investment in an amount of at least $100 and up to a maximum of $5,000 (unless we specifically waive the maximum limit). The non-stockholder should complete the portions of the authorization form for a non-stockholder wishing to become a participant and should designate the amount of the initial purchase of common stock. At the same time, the new participant may designate all or none of the purchased shares to be enrolled in the dividend reinvestment program. The non-stockholder may also follow the enrollment procedures specified on the plan administrator’s website at www.amstock.com to join the plan.

Optional Cash Payments through Automatic Deductions. You may elect to have optional cash payments made through electronic fund transfers by completing an automatic cash investment application, which is available from the plan administrator at the address and telephone number provided in Question 7, or by logging on to www.amstock.com, and providing both your bank account number and your bank’s routing number. The automatic cash investment application must be accompanied by a voided bank check or deposit slip for the account from which you authorize the plan administrator to draw the funds. Once the application is received and processed (which normally takes approximately two (2) business days), funds will automatically be deducted from the designated account on the tenth (10th ) business day prior to each investment date and will be invested on such investment date. In addition, you can also choose to invest monthly through automatic deductions. Automatic deductions are subject to the same monthly dollar maximum and minimum as other optional cash payments.

11.	When will my participation in the plan begin?

If you are a current stockholder and your authorization form is received by the plan administrator by the record date established for a particular dividend, reinvestment will commence with that dividend. If your authorization form is received after the record date established for a particular dividend, reinvestment will begin on the dividend payment date following the next record date if you are, or your broker, bank or other nominee is, still a record owner. Additionally, if you have submitted your authorization form and thus are enrolled in the plan and you wish to make optional cash payments to purchase shares under the stock purchase program, the plan administrator must receive full payment by two (2) business days before the relevant investment date.

In the case of current non-stockholders making an initial investment, both the authorization form and full payment of their designated initial investment must be received by three (3) business days before the relevant investment date.

Once you enroll in the plan, you will remain enrolled in the plan until you withdraw from the plan, we terminate your participation in the plan or we terminate the plan.

12.	What does the authorization form provide?

The authorization form appoints the plan administrator as your agent and directs us to pay to the plan administrator, on the applicable record date, the cash dividends on your common stock that are enrolled in the dividend reinvestment program, including all whole and fractional shares of common stock that are subsequently credited to your plan account, as they are added with each reinvestment or optional cash purchase designated for reinvestment. These cash dividends with respect to shares enrolled in the dividend reinvestment program will be automatically reinvested by the plan administrator in common stock. Any remaining cash dividends with respect to shares not enrolled in the dividend reinvestment program will be paid directly to you.

Additionally, the authorization form directs the plan administrator to purchase common stock with your optional cash payments, if any, and whether to enroll all or none of such purchased shares in the dividend reinvestment program.

The authorization form provides for the purchase of initial or additional common stock through the following investment options:

•

“Full Dividend Reinvestment”—If this option is elected, the plan administrator will apply all cash dividends on all common shares then or subsequently registered in your name, and all cash dividends on all plan shares (except as otherwise directed under “Optional Cash Payments” below), together with any optional cash payments, toward the purchase of additional plan shares.

•

“Partial Dividend Reinvestment”—If this option is elected, the plan administrator will apply all cash dividends on only the number of common shares then or subsequently registered in your name and specified on the authorization form and all cash dividends on all plan shares (except as otherwise directed under “Optional Cash Payments” below), together with any optional cash payments, toward the purchase of additional plan shares.

•

“Optional Cash Payments Only”—If this option is elected, the plan administrator will apply any optional cash payments made by you to the purchase of additional common shares in accordance with the plan and will apply dividends on such additional plan shares as directed by you.

Unless you designate otherwise, you will be enrolled as having selected the full dividend reinvestment option for your plan shares. In addition, if you return a properly executed authorization form to the plan administrator without electing an investment option, you will be enrolled as having selected the full dividend reinvestment option.

You may select any one of the options desired, and the designated options will remain in effect until you specify otherwise by indicating a different option on a new authorization form, by withdrawing some or all shares from the plan in favor of receiving cash dividends or in order to sell your common stock, or until the plan is terminated.

13.	What does the plan administrator’s website provide?

Instead of submitting an authorization form, you can participate in the plan by accessing the plan administrator’s website at www.amstock.com. You may do the following online:

•	enroll or terminate your participation in the plan;

•	make initial and additional purchases of common stock;

•	sell shares of common stock;

•	request a stock certificate for non-fractional shares of common stock held in your plan account; and

•	view your account history and balances.

14.	How does the optional stock purchase program work?

All current record owners and non-stockholders who have timely submitted signed authorization forms or online requests via www.amstock.com indicating their intention to participate in this program of the plan, and beneficial owners whose brokers, banks or other nominees have timely submitted authorization forms or online requests via www.amstock.com indicating their intention to participate in this program, are eligible to make optional cash payments during any month, whether or not a dividend is declared. Each month the plan administrator will apply any optional cash payment received from a participant by the deadline described below to the purchase of additional common stock for the account of the participant on the following investment date and will enroll all such shares in the dividend reinvestment program unless the participant requests that such shares not be subject to the dividend reinvestment program.

Deadline for Submitting Optional Cash Payments. Optional cash payments will be invested every month on the related investment date, which will generally be the 15th of each month or, if such date is not a business day, the first business day thereafter. The deadline for submitting optional cash payments is two (2) business days prior to the relevant investment date.

Each month the plan administrator will apply an optional cash payment for which funds are timely received to the purchase of common stock for your account on the next investment date. In order for funds to be invested on the next investment date, the plan administrator must have received a check, money order or wire transfer by the deadline for submitting optional cash payments. Checks and money orders are accepted subject to timely collection of funds and verification of compliance with the terms of the plan. Checks or money orders should be made payable to “American Stock Transfer & Trust Company—Resource Capital Corp. DRSPP.” Checks returned for any reason will not be resubmitted for collection. The administrator reserves the right to sell any shares that have been purchased for your account to recover the amount of a returned check. In addition, the administrator may have to sell additional shares from your account if the sale of the shares purchased in your account is not sufficient to cover the returned check. Additionally, shares will be sold from a participant’s account to offset a $25 returned check fee.

No Interest on Optional Cash Payments. No interest will be paid by us or the plan administrator on optional cash payments pending investment. Since no interest is paid on cash held by the plan administrator, it normally will be in your best interest to defer optional cash payments until shortly before the deadline described above. Generally, optional cash payments received after the deadline will be held by the plan administrator and invested on the next investment date.

Refunds of Uninvested Optional Cash Payments. With respect to optional cash payments that have been delivered by you to the plan administrator, upon written request to the plan administrator received at least five (5) business days prior to the deadline for submitting optional cash payments for a particular investment date, your optional cash payments will be returned to you as soon as practicable. Requests received less than five (5) business days prior to such date will not be returned but instead will be held by the plan administrator and invested on the next investment date.

If the threshold price (as determined below), if any, applicable to optional cash payments made pursuant to requests for waiver of the maximum limit on optional cash payments shall not have been met, optional cash payments will be returned by check, without interest, as soon as practicable after the applicable period in which the price of the common stock is determined.

15.	What will be the price of shares purchased under the plan?

The price of shares for dividend reinvestment and optional cash purchases of $5,000 or less will be determined as follows:

•

If the shares are purchased from us, the purchase price will be equal to 100% of the unsolicited volume weighted average price, rounded to four decimal places, of our common shares as reported by the NYSE only, obtained from Bloomberg, LP on the NYSE during trading hours from 9:30 a.m. to 4:00 p.m., Eastern time (through and including the NYSE closing print) for the relevant purchase date. We may elect to offer a discount with respect to optional cash purchases ranging from 0% to 5% from such purchase price, which discount may vary each month. This discount may, but need not, be the same as the discount we offer for optional cash investments in excess of $5,000 pursuant to requests for waiver. We may offer a discount on either, both or neither of optional purchases of $5,000 or less and optional purchases in excess of $5,000 pursuant to requests for waiver, in our sole discretion. Any discount will be established at our sole discretion after a review of current market conditions, the level of participation in the plan, the attractiveness of obtaining funds through the sale of common shares as opposed to other sources of funds and current and projected capital needs. Our decision to set a discount in a particular month shall not affect the setting of a discount for any subsequent month. No discount to the purchase price is available under the plan with respect to dividend reinvestments.

•

In order to maintain our qualification as a real estate investment trust, we will not sell our shares through dividend reinvestment or optional cash purchases at a price that is less than 95% of the fair market value of a common share on the applicable purchase date. As a result, for each month in which shares are purchased from us, we will compare the purchase price calculated as described in the preceding bullet, net of any applicable discount, to a price equal to 95% of the average of the daily high and low sales prices of our shares, as traded only on the NYSE during regular NYSE trading hours, on the applicable purchase date. If the purchase price calculated as described in the preceding bullet, net of any discount, is less than the price calculated under this 95% test, we will use the price calculated under this 95% test as the purchase price for such dividend reinvestments or optional cash investments.

•

If the shares are purchased in the open market or privately negotiated transactions, the purchase price will be the average price per share of shares purchased. You will be subject to minimal investment fees in connection with open market purchases.

The purchase price for shares purchased pursuant to a request for waiver is discussed in response to Question 20.

16.	How will the number of shares purchased for my account be determined?

Your account will be credited with the number of shares, including fractions computed to three decimal places, equal to the total amount to be invested on your behalf, divided by the applicable price per share, calculated pursuant to the methods described above, as applicable.

The total amount to be invested will depend on the amount of any dividends paid on the number of shares you own and have designated for reinvestment, and the amount of any optional cash payments you have made and available for investment on the related investment date. Subject to the availability of common stock registered for issuance under the plan and our 9.8% ownership limitation, there is no total maximum number of shares available for issuance pursuant to the reinvestment of dividends.

The amount of reinvested dividends to be invested will be reduced by any amount we are required to deduct for federal tax withholding purposes.

17.	What is the source of common stock purchased under the plan?

The plan administrator will purchase common stock either directly from us or from parties other than us, either on the open market or through privately negotiated transactions, or by a combination of the foregoing. We will determine the source of the common stock to be purchased under the plan after a review of current market conditions and our current and projected capital needs. We and the plan administrator are not required to provide any written notice to you as to the source of the common stock to be purchased under the plan.

18.	What are investment dates and when will dividends or other money be invested?

Shares purchased under the plan will be purchased on the “investment date” in each month. The investment date with respect to the common stock acquired pursuant to dividend reinvestments will be (i) if acquired directly from us, the quarterly dividend payment date declared by our Board of Directors or (ii) in the case of open market purchases, as soon as practicable following the date or dates of actual investment. The investment date for shares acquired pursuant to optional cash payments will be (i) if acquired directly from us, generally the fifteenth (15th ) of each month or, if such date is not a business day, the first business day thereafter or (ii) in the case of open market purchases, as soon as practicable following the date or dates of actual investment.

For the reinvestment of dividends, the record date is the record date declared by our Board of Directors for that dividend. Likewise, the dividend payment date declared by the Board of Directors constitutes the investment date. In the past, record dates for dividends generally have preceded the dividend payment dates by approximately 15-30 days. We historically have paid dividends on or about the fifteenth (15th ) day of each January, April, July and October. We cannot assure you that we will pay dividends according to this schedule in the future, and nothing contained in the plan obligates us to do so. Neither we nor the plan administrator will be liable when conditions, including compliance with the rules and regulations of the Securities and Exchange Commission, prevent the plan administrator from buying common stock or interfere with the timing of purchases. We pay dividends as and when declared by our Board of Directors. We cannot assure you that we will declare or pay a dividend in the future, and nothing contained in the plan obligates us to do so. The plan does not represent a guarantee of future dividends.

Shares will be allocated and credited to your plan accounts on the appropriate investment date.

No interest will be paid on cash dividends pending investment or reinvestment under the terms of the plan.

19.	What limitations apply to optional cash payments?

For any investment date that you choose to make an optional cash payment, you must invest at least $100 but not more than $5,000. For purposes of these limitations, all plan accounts under common control, management or representation by a broker, bank or other nominee will be aggregated. Optional cash payments of less than $100 and that portion of any optional cash payment which exceeds the maximum monthly purchase limit of $5,000, unless we have waived such maximum limit, will be returned to you without interest after the applicable period in which the price of the common stock is determined.

20.	How do I make optional cash payments over the $5,000 maximum monthly amount?

Investments in excess of $5,000 per month may be made only pursuant to our acceptance of a request to make an optional cash investment in excess of $5,000, which shall be made on a request for waiver form. We expect to approve requests from financial intermediaries, including brokers and dealers, and other participants from time to time.

Participants may ascertain whether we are accepting requests to make an optional cash investment in excess of $5,000 in any given month, and certain other important information, by visiting our website at www.resourcecapitalcorp.com on the first business day of each month or such other method as we may establish from time to time. In addition, participants may ascertain whether we are accepting requests in the first month that the plan is activated by visiting our website on or about the date of this prospectus. Our website will provide one of the three following pieces of information:

•	that we will not be accepting requests to make an optional cash investment in excess of $5,000 that month;

•

that we will be accepting requests that month. If this is the case, we will provide relevant information such as the date on which a pricing period (as defined below) will begin; the number of days in the pricing period; the waiver discount, if any; the threshold price, if any; and whether or not the pricing period extension or continuous settlement features (as defined below) will be activated; or

•

that we have not yet determined whether we will be accepting requests to make an optional cash investment in excess of $5,000. If this is the case, we will inform participants of a date later in the month when they can go to our website to ascertain whether we will be accepting requests for waivers.

We have the sole discretion to approve or reject any request to make an optional cash investment in excess of the $5,000 maximum allowable amount during any month. We may grant such requests by any method that we determine to be appropriate. We also may adjust the amount that you may invest. In deciding whether to approve your request, we may consider, among other things, the following factors:

•	our need for additional funds;

•	our desire to obtain such additional funds through the sale of our common shares as compared to other sources of funds;

•	the purchase price likely to apply to any sale of our common shares;

•	the extent and nature of your prior participation in the plan;

•	the number of common shares you hold of record;

•	the total amount of optional cash investments in excess of $5,000 for which requests have been submitted;

•	the order of our receipt of each request; and

•	whether, at the time of such request, the plan administrator is acquiring our common shares for the plan directly from us or through open market transactions.

We will decide whether to approve a submitted request at least two business days prior to the commencement of the applicable pricing period. If you do not receive a response from us in connection with your request, you should assume that we have denied your request.

We must receive a request form no later than 5:00 P.M., Eastern time, on the day we establish the terms, which is the third business day before the first day of the relevant pricing period. Participants who wish to make an investment in excess of $5,000 in any given month, must obtain our prior written approval, which will be given or rejected on or before 5:00 P.M., Eastern time, the second business day prior to the first day of the pricing period, and a copy of such written approval must accompany any such investment. Available funds for such investments exceeding $5,000 per month must be received by the plan administrator by wire transfer no later than 3:00 P.M., Eastern time, one business day prior to the first day of the relevant pricing period. To obtain a request form or additional information, a participant visit the plan administrator’s website, at www.amstock.com or visit our website at www.resourcecapitalcorp.com. Completed request forms should be emailed directly to us at waiver@resourcecapitalcorp.com or delivered by such other method as we may establish from time to time.

Purchase Price of Shares for Optional Cash Purchases in Excess of $5,000. Shares purchased pursuant to an approved request for waiver will be purchased directly from us as described herein, including the establishment of a threshold price as more fully described below. The purchase price may be reduced by the waiver discount that we have provided for optional cash purchases in excess of $5,000 on each purchase date. If we grant your request to purchase shares pursuant to a request for waiver, there will be a pricing period, which will generally consist of one to 12 separate days during which trading of our common stock is reported on the NYSE during the applicable pricing period. Each of these separate days will be a purchase date, and an equal proportion of your optional cash purchase will be invested on each trading day during such pricing period, subject to the qualifications listed below. The purchase price for shares acquired on a particular purchase date will be equal to 100% (subject to change as provided below) of the unsolicited volume weighted average price, rounded to four decimal places, of our common stock reported by the NYSE only, obtained from Bloomberg, LP on the NYSE during trading hours from 9:30 a.m. to 4:00 p.m., Eastern time (through and including the NYSE closing print), for that purchase date. Plan shares will not be available to plan participants until the conclusion of each month’s pricing period or investment, unless we activate the continuous settlement feature (see below).

The plan administrator will apply all optional cash purchases made pursuant to a request for waiver for which good funds are received on or before the first business day before the pricing period to the purchase of shares of our common stock on each purchase date of the applicable pricing period.

Waiver Discount. Each month, at least three business days prior to the first day of the applicable pricing period, we may establish a discount from the market price applicable to optional cash purchases made pursuant to a request for waiver. This discount, which we refer to as the waiver discount, may be between 0% and 5% of the purchase price and may vary each month.

The waiver discount will be established at our sole discretion after a review of current market conditions, the level of participation in the plan, the attractiveness of obtaining such additional funds through the sale of common shares as compared to other sources of funds and current and projected capital needs. Setting a waiver discount for a particular month will not affect the setting of a waiver discount for any subsequent month. The waiver discount will apply only to optional cash purchases of more than $5,000. The waiver discount will apply to the entire optional cash purchase and not just the portion of the optional cash purchase that exceeds $5,000.

Threshold Price. We may establish for a pricing period a minimum price, or threshold price, applicable to optional cash purchases made pursuant to a request for waiver. At least three business days prior to the first day of the applicable pricing period, we will determine whether to establish a threshold price, and if the threshold price is established, its amount. This determination will be made by us in our discretion after a review of current market conditions, the level of participation in the plan, and current and projected capital needs.

If established for any pricing period, the threshold price will be stated as a dollar amount that the unsolicited volume weighted average price, rounded to four decimal places, of our common shares as reported on the New York Stock Exchange, obtained from Bloomberg, LP for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern time (through and including the closing print), for each trading day of such pricing period (not adjusted for discounts, if any) must equal or exceed. Except as provided below, we will exclude from the pricing period any trading day that the unsolicited volume weighted average price is less than the threshold price. We also will exclude from the pricing period and from the determination of the purchase price any day in which no trades of common shares are made on the New York Stock Exchange. For example, if we set a 10 day pricing period, and the threshold price is not met for two of the trading days in that 10 day pricing period, then we will return 2/10 (20%) of the funds you submitted in connection with your request for waiver, unless we have activated the pricing period extension feature for the pricing period which is described below.

REIT Compliance Minimum Price. In order to maintain our qualification as a real estate investment trust, we will not sell our shares through optional cash purchases made pursuant to a request for waiver at a price that is less than 95% of the fair market value of a common share on the applicable purchase date. As a result, we will compare the purchase price calculated as described above, net of any applicable discount and subject to any threshold price, to a price equal to 95% of the average of the daily high and low sales prices of our shares, as traded only on the NYSE during regular NYSE trading hours, on the applicable purchase date. If the purchase price calculated as described above, net of any discount and subject to any threshold price, is less than the price calculated under this 95% test, we will use the price calculated under this 95% test as the purchase price for such optional cash investments.

Pricing Period Extension Feature. We may elect to activate for any particular pricing period the pricing period extension feature which will provide that the initial pricing period will be extended by the number of days that the threshold price is not satisfied, or on which there are no trades of our common shares reported by the NYSE, subject to a maximum of five trading days. If we elect to activate the pricing period extension feature and the threshold price is satisfied for any additional day that has been added to the initial pricing period, that day will be included as one of the trading days for the pricing period in lieu of the day on which the threshold price was not met or trades of our common shares were not reported. For example, if the determined pricing period is 10 days, and the threshold price is not satisfied for two out of those 10 days in the initial pricing period, and we had previously announced at the time of the request for waiver acceptance that the pricing period extension feature was activated, then the pricing period will automatically be extended, and if the threshold price is satisfied on the next two trading days (or a subset thereof), then those two days (or a subset thereof) will become purchase dates in lieu of the two days on which the threshold price was not met. As a result, because there were 10 trading days during the initial and extended pricing period on which the threshold price was satisfied, all of the optional cash purchase funds will be invested.

Continuous Settlement Feature. If we elect to activate the continuous settlement feature, shares will be available to plan participants within three business days of each purchase date beginning on the first trading day in the relevant pricing period and ending on the final trading day in the relevant pricing period, with an equal amount being invested on each such day, subject to the qualifications set forth above. We may elect to activate the continuous settlement feature for such investments by announcing that we will be doing so, at the time of the request form acceptance during any month when we grant requests for authorization.

Return of Unsubscribed Funds. We will return a portion of the funds for each optional cash purchase request in excess of $5,000 for each trading day of a pricing period or extended pricing period, if applicable, for which the threshold price is not met or for each day in which no trades of common stock are reported on the NYSE, which we refer to as unsubscribed funds. Any unsubscribed funds will be returned within five business days after the last day of the pricing period, or if applicable, the extended pricing period, without interest. The amount returned will be based on the number of days during which the threshold price was not met compared to the number of days in the pricing period or extended pricing period. For example, the returned amount in a 10 day pricing period will equal 10% of the total amount of such optional cash purchase (not just the amount exceeding $5,000) for each trading day that the threshold price is not met or for each trading day in which sales are not reported.

The establishment of the threshold price and the possible return of a portion of the investment applies only to optional cash purchases in excess of $5,000. Setting a threshold price for a pricing period will not affect the setting of a threshold price for any other pricing period. We may waive our right to set a threshold price for any particular pricing period. Neither we nor the plan administrator is required to give you notice of the threshold price for any pricing period.

21.	Will I incur expenses in connection with my participation under the plan?

You will not pay brokerage commissions or service fees to purchase common shares through the plan, except for returned check fees discussed in Question 14 above. We will pay all other costs of administration of the plan. If you elect to send certificates for any other of our common shares that you own to the plan administrator for safekeeping, you will incur a fee of $7.50 for this service payable each time you send certificates to the plan administrator. However, if you request that the plan administrator sell all or any portion of your shares, you will incur fees as described under Question 26 below.

22.	How will I keep track of my investments?

You will receive a statement of your account following each purchase of additional shares, whether by reinvestment of dividends or by optional cash payments. This detailed statement will provide you with the following information with respect to your plan account:

•	total number of shares of common stock purchased, including fractional shares;

•	price paid per share of common stock;

•	date of stock purchases; and

•	total number of shares of common stock in your plan account.

You should retain these statements to determine the tax cost basis of the shares purchased for your account under the plan. In addition, you will receive copies of other communications sent to our stockholders, including our annual report to stockholders, the notice of annual meeting and proxy statement in connection with our annual meeting of stockholders and Internal Revenue Service information for reporting dividends paid.

You can also view your account history and balance online by accessing the plan administrator’s website at www.amstock.com.

23.	Will I be credited with dividends on fractions of shares?

Yes. Any fractional share held in your plan account that has been designated for participation in the dividend reinvestment program of the plan will receive a proportionate amount of any dividend declared on our common stock.

24.	Will I receive certificates for shares purchased?

Safekeeping of Certificates. Normally, common stock purchased for you under the plan will be held in the name of the plan administrator or its nominee. The plan administrator will credit the shares to your plan account in “book-entry” form. This service protects against loss, theft or destruction of certificates evidencing common stock.

You may also elect to deposit with the plan administrator certificates for other shares of common stock that you own and that are registered in your name for safekeeping under the plan for a one-time fee of $7.50 payable each time you send certificates for safekeeping. The plan administrator will credit the common stock represented by the certificates to your account in “book-entry” form and will combine the shares with any whole and fractional shares then held in your plan account. In addition to protecting against the loss, theft or destruction of your certificates, this service is convenient if and when you sell common stock through the plan. Because you bear the risk of loss in sending certificates to the plan administrator, you should send certificates by registered mail, return receipt requested, and properly insured to the address specified in Question 7 above.

Issuance of Certificates. No certificates will be issued to you for shares in the plan unless you submit a written request to the plan administrator or until your participation in the plan is terminated. At any time, you may request the plan administrator to send a certificate for some or all of the whole shares credited to your account. This request should be mailed to the plan administrator at the address set forth in the answer to Question 7 or made via the Internet at www.amstock.com. There is no fee for this service. Any remaining whole shares and any fraction of a share will remain credited to your plan account. Certificates for fractional shares will not be issued under any circumstances.

25.	In whose name will certificates be registered when issued?

Your plan account will be maintained in the name in which your certificates were registered at the time of your enrollment in the plan. Stock certificates for those shares purchased under the plan will be similarly registered when issued upon your request. If your shares are held through a broker, bank or other nominee, such request must be placed through your broker, bank or other nominee.

26.	How do I sell shares held in my plan account?

You may contact the plan administrator to sell all or any part of the shares held in your plan account. After receipt of your request, the plan administrator will sell the shares through a designated broker or dealer. The plan administrator will mail to you a check for the proceeds of the sale, less applicable brokerage commissions, service charges and any taxes. The plan administrator will sell shares as often as daily but at least within five (5) business days of receipt of the sale request, at then current market prices through one or more brokerage firms. If you sell or transfer only a portion of the shares in your plan account, you will remain a participant in the plan and may continue to make optional cash investments and reinvest dividends. If you have elected to have your dividends reinvested, the plan administrator will continue to reinvest the dividends on the shares credited to your account unless you notify the plan administrator that you wish to withdraw from the plan.

The plan requires you to pay all costs associated with the sale of your shares under the plan. You will receive the proceeds of the sale, less a $15 service fee per transaction and a $0.10 per share brokerage commission paid to the plan administrator and any other applicable fees.

If the plan administrator sells all shares held in your plan account, the plan administrator will automatically terminate your account. In this case, you will have to complete and file a new authorization form to rejoin the plan.

27.	When may I withdraw from the plan?

You may withdraw from the plan with respect to all or a portion of the shares held in your plan account at any time. If the request to withdraw is received prior to a dividend record date set by our Board of Directors for determining stockholders of record entitled to receive a dividend, the request will be processed on the first business day following receipt of the request by the plan administrator.

If the request to withdraw from the plan is received by the plan administrator at least three (3) business days prior to the dividend payable date, then that dividend will be paid out in cash to the participant. However, if the request to withdraw from the plan is received less than three (3) business days prior to the dividend payable date, then that dividend will be reinvested. However, all subsequent dividends will be paid out in cash on all balances.

Any optional cash payments which have been sent to the plan administrator prior to a request for withdrawal will also be invested on the next investment date unless you expressly request return of that payment in the request for withdrawal, and the request for withdrawal is received by the plan administrator at least five (5) business days prior to the deadline for submitting such optional cash payments.

28.	How do I withdraw from the plan?

If you wish to withdraw from the plan with respect to all or a portion of the shares in your plan account, you must notify the plan administrator in writing at its mailing address or via its Internet address specified in the answer to Question 7. Upon your withdrawal from the plan or our termination of the plan, certificates for the appropriate number of whole shares credited to your account under the plan will be issued free of charge. A cash payment will be made for any fraction of a share.

Upon withdrawal from the plan, you may also request in writing that the plan administrator sell all or part of the shares credited to your plan account.

29.	What are some of the tax consequences of my participation in the plan?

You are encouraged to consult your personal tax advisor with specific reference to your own tax situation and potential changes in the applicable law as to all federal, state, local, foreign and other tax matters in connection with the reinvestment of dividends and purchase of shares under the plan, your tax basis and holding period for shares acquired under the plan and the character, amount and tax treatment of any gain or loss realized on the disposition of shares. The following is a brief summary of the material federal income tax considerations applicable to the plan, is for general information only, and does not constitute tax advice.

If you participate in the dividend reinvestment program under the plan and your dividends are reinvested in our common stock purchased directly from us, you will be treated for federal income tax purposes as having received, on the purchase date, a distribution in an amount equal to the fair market value of the shares on the date the shares were acquired with reinvested dividends. The amount of distribution deemed received (and that will be reported on the Form 1099-DIV that you receive) may exceed the amount of the cash dividend that was reinvested as a result of your receipt of a discount under the plan. For federal income tax purposes, the fair market value of shares acquired under the plan will likely be treated as equal to the average of the high and low sale prices of shares on the related purchase date. The trading value on that specific date may vary from the market price determined under the plan for such shares.

If you participate in the dividend reinvestment program under the plan and your dividends are reinvested in our common stock purchased from parties other than us, either in the open market or in privately negotiated transactions, you will be treated for federal income tax purposes as having received (and will receive a Form 1099-DIV reporting) a distribution in an amount equal to the fair market value of the shares on the date the shares were acquired with reinvested dividends (plus expenses, if any, deducted from the amount of the distribution reinvested). If in the future we offer a discount on common shares purchased from parties other than us, the amount of the distribution you will be treated as having received may exceed the cash distribution reinvested as a result of any such discount.

If you participate in both the dividend reinvestment and the share purchase features of the plan and you purchase common shares through the share purchase plan, you will be treated for federal income tax purposes as having received a distribution from us with respect to the shares equal to the fair market value on the investment date of shares less the amount paid by you for such shares (plus any expenses paid by you).

Although the tax treatment with respect to a shareholder who participates only in the share purchase program and does not participate in the dividend reinvestment program is not entirely clear, we will report any discount you receive under the plan as a distribution to you on Form 1099-DIV. You are urged to consult with your tax advisor regarding the tax treatment to you of receiving a discount on cash investments in shares of our common shares through the plan.

The shares you receive under the dividend reinvestment plan will have a tax basis equal to the fair market value of the shares on the date the shares were acquired plus your pro rata share of any brokerage fees paid by us. Shares acquired through the share purchase program under the plan should have a tax basis equal to the amount of the payment plus the pro rata amount of any brokerage commissions paid by us that is includible in your taxable income and the excess, if any, of the fair market value of the shares purchased over the amount of the payment, but only to the extent such excess is treated as a taxable dividend.

The distributions you receive under the plan will be taxable as dividends to the extent of our current or accumulated earnings and profits. To the extent the distributions are in excess of our current or accumulated earnings and profits, the excess portion will be treated first as a tax-free return of capital, reducing the tax basis in your shares, and to the extent in excess of your tax basis will be taxable as gain realized from the sale of your shares. In addition, if we designate part or all of our distributions as capital gain dividends, those designated amounts will be treated by you as long-term capital gains.

Your holding period for shares acquired pursuant to either program under the plan will begin on the day following the purchase date. Dividends received by corporate shareholders will not be eligible for the dividends received deduction. You will not realize any taxable income upon receipt of certificates for whole shares credited to your account, either upon your request for certain of those shares or upon termination of participation in the plan.

You will realize gain or loss upon the sale or exchange of shares acquired under the plan. You will also realize gain or loss upon receipt, following termination of participation in the plan, of a cash payment for any fractional share equivalent credited to your account. The amount of any such gain or loss will be the difference between the amount that you received for the shares or fractional share equivalent and the tax basis thereof.

If you are a foreign shareholder whose dividends are subject to United States income tax withholding or a domestic shareholder whose dividends are subject to backup withholding taxes, the plan administrator will reinvest an amount equal to the dividend less the amount of any tax required to be withheld. Amounts withheld from dividends will be paid to the United States Treasury and the affected participants will be advised of the amount withheld. Foreign shareholders who elect to make optional cash payments only will continue to receive regular cash dividends on shares registered in their names in the same manner as if they were not participating in this plan. Funds for optional cash payments must be in United States dollars and will be invested in the same way as payments from other participants.

Based on a series of recent private rulings issued by the IRS, we intend to take the position that administrative expenses of the plan paid by us are not considered to be distributions to participants for federal income tax purposes.

30.	May shares in my account be pledged?

You may not pledge any of the common stock in your plan account. Any attempted pledge of these shares will be void. If you wish to pledge shares, you must first withdraw them from the plan.

31.	If we issue rights to purchase securities to the holders of common stock, how will the rights on plan shares be handled?

In the event that we make available to the holders of our common stock rights to purchase additional shares of common stock or any other securities, the plan administrator will sell these rights (if the rights are saleable and detachable from the common stock) accruing to common stock held by the plan administrator for you and invest the proceeds in additional shares of common stock on the next dividend payment date for the common stock. In the event these rights are not saleable or detachable, the plan will hold the rights for your benefit. If you wish to receive directly any of these rights, you may do so by sending to the plan administrator, at least five (5) business days before the rights offering record date, a written request that certificates for shares in your account be sent to you.

Transaction processing may be curtailed or suspended until the completion of any stock dividend, stock split or similar corporate action.

32.	What happens if we declare a dividend payable in shares or declare a share split?

Any dividend payable in shares and any additional shares distributed by us in connection with a share split in respect of shares credited to your plan account will be added to that account. Share dividends or split shares which are attributable to shares registered in your own name and not in your plan account will be mailed directly to you as in the case of stockholders not participating in the plan.

Transaction processing may be curtailed or suspended until the completion of any stock dividend, stock split or similar corporate action.

33.	How will shares held by the plan administrator be voted at meetings of stockholders?

If you are a record owner, you will receive a proxy card covering both directly held shares and shares held in the plan. If you hold your shares through a broker, bank or other nominee, you should receive a proxy covering shares held in the plan from your broker, bank or other nominee.

If a proxy is returned properly signed and marked for voting, all of the shares covered by the proxy will be voted as marked. If a proxy is returned properly signed but no voting instructions are given, all of your shares will be voted in accordance with the recommendations of our Board of Directors, unless applicable laws require otherwise. If the proxy is not returned, or if it is returned unexecuted or improperly executed, shares registered in your name may be voted only by you and only in person.

34.	What are our responsibilities and those of the plan administrator under the plan?

Neither we, any of our agents nor the plan administrator, will be liable in administering the plan for any act done in good faith or required by applicable law or for any good faith omission to act, including, without limitation, any claim of liability (i) arising out of failure to terminate your account upon your death or judgment of incompetence prior to the plan administrator’s receipt of notice in writing of such death or judgment of incompetence, (ii) with respect to the price at which shares are purchased or sold and/or the times when such purchases or sales are made, or (iii) relating to any fluctuation in the market value of the common stock.

Neither we, any of our agents nor the plan administrator will have any duties, responsibilities or liabilities other than those expressly set forth in the plan or as imposed by applicable laws, including federal securities laws. Since the plan administrator has assumed all responsibility for administering the plan, we specifically disclaim any responsibility for any of the plan administrator’s actions or inactions in connection with the administration of the plan. None of our directors, officers, employees or stockholders will have any personal liability under the plan.

We, any of our agents and the plan administrator will be entitled to rely on completed forms and the proof of due authority to participate in the plan, without further responsibility of investigation or inquiry.

35.	What will be my responsibilities under the plan?

Your plan shares may revert to the state in which you live in the event that the shares are deemed, under your state’s laws, to have been abandoned by you. For this reason, you should notify the plan administrator promptly in writing of any change of address. The plan administrator will address account statements and other communications to you at the last address of record you provide to the plan administrator.

You will have no right to draw checks or drafts against your plan account or to instruct the plan administrator with respect to any common stock or cash held by the plan administrator except as expressly provided herein.

36.	May the plan be changed or discontinued?

Yes. We may suspend, terminate, or amend the plan at any time. Notice will be sent to you of any suspension or termination, or of any amendment that alters the plan terms and conditions, as soon as practicable after we take such an action. We may also substitute another agent in place of the current plan administrator at any time; you will be promptly informed of any such substitution. We will determine any questions of interpretation arising under the plan and any such determination will be final.

37.	Are there any risks associated with the plan?

Your investment in shares held in your plan account is no different from your investment in shares held directly. Neither we nor the plan administrator can assure you a profit or protect you against a loss on the shares that you purchase. You bear the risk of any loss and enjoy the benefits of any gain from market price changes with respect to such shares. You should read carefully the risk factors described in our Securities and Exchange Commission filings before investing in our common stock.

38.	How will you interpret and regulate the plan?

We will interpret, regulate and take any other action in connection with the plan that we deem reasonably necessary to carry out the plan. We may adopt rules and regulations to facilitate the administration of the plan. As a participant in the plan, you will be bound by any actions taken by us or the plan administrator.

39.	What law governs the plan?

The terms and conditions of the plan and its operation will be governed by the laws of the Commonwealth of Pennsylvania.

DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

The following is a summary description of our capital stock. Copies of our charter and bylaws are available upon request. See “Where You Can Find More Information.”

General

Our charter provides that we may issue up to 500,000,000 shares of common stock and 100,000,000 shares of preferred stock, both having par value $0.001 per share. As of November 17, 2010, we had 56,541,620 shares of common stock outstanding and no shares of preferred stock outstanding. Under Maryland law, our stockholders are not personally liable for our debts and obligations solely as a result of their status as stockholders.

Common Stock

All shares of our common stock have equal rights as to earnings, assets, distributions and voting and, when issued and paid for, will be duly authorized, validly issued, fully paid and nonassessable. Distributions may be paid to the holders of our common stock if, as and when authorized by our board of directors and declared by us out of funds legally available therefor. Shares of our common stock have no preemptive, appraisal, preferential exchange, conversion or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws, by contract or by the restrictions in our charter. In the event of our liquidation, dissolution or winding up, each share of our common stock will be entitled to share ratably in all of our assets that are legally available for distribution after payment of or adequate provision for all of our known debts and other liabilities and subject to any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time. Subject to our charter restrictions on the transfer and ownership of our stock and except as may be specified otherwise in the terms of any class or series of our common stock, each share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess exclusive voting power. There is no cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of common stock can elect all of our directors and holders of less than a majority of such shares will be unable to elect any director.

Preferred Stock

The following description sets forth general terms and provisions of our authorized preferred stock. Any preferred stock issued under this prospectus will be issued as one or more new series of preferred stock, the rights, preferences, privileges and restrictions of which will be fixed by articles supplementary relating to each series. A prospectus supplement relating to each series will specify the terms of the preferred stock, including:

•	the maximum number of shares in the series and the designation of the series;

•	the terms on which dividends, if any, will be paid;

•	the terms on which the shares may be redeemed, if at all;

•	the liquidation preference, if any;

•	the terms of any retirement or sinking fund for the purchase or redemption of the shares of the series;

•	the terms and conditions, if any, on which the shares of the series will be convertible into, or exchangeable for, shares of any other class or classes of securities;

•	the voting rights, if any, of the shares of the series; and

•	any or all other preferences and relative, participating, operational or other special rights or qualifications, limitations or restrictions of the shares.

The description of preferred stock above is not complete. You should refer to the articles supplementary with respect to any series of preferred stock we may issue for complete information concerning the terms of that series. A copy of the articles supplementary for each new series of preferred stock will be filed with the SEC as an exhibit to the registration statement of which this prospectus is a part or as an exhibit to a filing incorporated by reference in that registration statement.

Our board of directors may authorize the issuance of series of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of common stockholders. The issuance of preferred stock could have the effect of delaying or preventing a change in control, and may cause the market price of our common stock to decline or impair the voting and other rights of the holders of our common stock.

Power to Reclassify Unissued Shares of Our Capital Stock

Our charter authorizes our board of directors to classify and reclassify any unissued shares of stock into other classes or series of stock, including preferred stock. Before issuance of shares of each class or series, the board of directors is required by Maryland law and by our charter to set, subject to our charter restrictions on the transfer and ownership of our stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, the board of directors could authorize the issuance of shares of common stock or preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interests.

Power to Issue Additional Shares of Common Stock and Preferred Stock

We believe that the power of our board of directors to amend the charter without stockholder approval to increase the total number of authorized shares of our stock or any class or series of our stock, to issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as our common stock, will be available for issuance without further action by our stockholders, unless stockholder action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors has no intention at the present time of doing so, it could authorize us to issue a class or series that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our common stock or otherwise be in their best interests.

Restrictions on Ownership and Transfer

In order to qualify as a REIT under the Internal Revenue Code, our shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, no more than 50% of the value of our outstanding shares of capital stock may be owned, directly or constructively, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) at any time during the second half of any calendar year.

Our charter, subject to certain exceptions, contains restrictions on the number of shares of our capital stock that a person may own and may prohibit certain entities from owning our shares. Our charter provides that (subject to certain exceptions described below) no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8% in value or in number of shares, whichever is more restrictive, of any class or series of our capital stock. Our board may, in its sole discretion, waive the 9.8% ownership limit with respect to a particular stockholder if it is presented with evidence satisfactory to it that such ownership will not then or in the future jeopardize our qualification as a REIT. Our board has waived the ownership limit for Omega Advisors, in its capacity as the manager of funds and investment accounts, and

Resource America. Our board has set Omega’s and Resource America’s ownership limit at 15% of our outstanding capital stock in the aggregate, provided that no one of Omega’s funds or accounts can own more than 9.8% of our outstanding capital stock. Our board may reduce each of these ownership limits at its discretion; however, any such reduction will not be effective as to shares then owned by Omega’s funds and accounts or by Resource America in excess of the reduced limit. Each such fund or account would be deemed to be a separate holder for Internal Revenue Code purposes.

Our charter also prohibits any person from:

•

beneficially or constructively owning shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT, or

•	transferring shares of our capital stock if such transfer would result in our capital stock being owned by fewer than 100 persons.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership, or who is the intended transferee of shares of our stock which are transferred to the trust (as described below), will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Our board of directors, in its sole discretion, may exempt a person from the foregoing restrictions. The person seeking an exemption must provide to our board of directors such representations, covenants and undertakings as our board of directors may deem appropriate in order to conclude that granting the exemption will not cause us to lose our qualification as a REIT. Our board of directors may also require a ruling from the Internal Revenue Service or an opinion of counsel in order to determine or ensure our qualification as a REIT.

Our charter provides that, until all classes of our equity securities are “publicly-traded” for purposes of resolutions issued by the U.S. Department of Labor regarding assets of benefit plans, which we refer to as the DOL Plan Asset Regulations, equity participation in any class of our capital stock by benefit plan investors is limited to less than 25% in the aggregate, disregarding for such purposes any stock held by persons or their affiliates who have discretionary authority or control over our assets or who provide investment advice for a fee with respect to our assets (such as the Manager and its affiliates), so that such participation in that class of our stock by benefit plan investors will not be deemed to be “significant.” Any attempted transfer of our stock which, if effective, would result in a violation of the foregoing restrictions will cause the number of shares causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in such shares. The automatic transfer will be deemed to be effective as of the close of business on the business day (as defined in our charter) before the date of the transfer.

If, for any reason, the transfer to the trust does not occur, our charter provides that the purported transfer in violation of the restrictions will be void ab initio. Shares of our stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of stock held in the trust and will have no rights to distributions and no rights to vote or other rights attributable to the shares of stock held in the trust. The trustee of the trust will have all voting rights and rights to distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary.

Any distribution paid before our discovery that shares of stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any distribution authorized but unpaid will be paid when due to the trustee. Any distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to

Maryland law, the trustee will have the authority to rescind as void any vote cast by the proposed transferee before our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that shares of our stock have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon such sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows. The proposed transferee will receive the lesser of:

•

the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the trust, and

•

the price received by the trustee from the sale or other disposition of the shares. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, before our discovery that shares of our stock have been transferred to the trust, the shares are sold by the proposed transferee, then the shares shall be deemed to have been sold on behalf of the trust and, to the extent that the proposed transferee received an amount for the shares that exceeds the amount the proposed transferee was entitled to receive, the excess must be paid to the trustee upon demand.

In addition, shares of our stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of:

•	the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift), and

•	the market price on the date we, or our designee, accept the offer.

We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee. All certificates representing shares of our capital stock will bear a legend referring to the restrictions described above.

Every owner of more than 5% (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) of all classes or series of our stock, including shares of common stock, in value or number, within 30 days after the end of each taxable year, will be required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of our stock which the owner beneficially owns and a description of the manner in which the shares are held. Each owner must provide us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limitations. In addition, each such owner must, upon demand, provide to us such information as we may request, in good faith, in order to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for the common stock or might otherwise be in the best interests of our stockholders.

Registration Rights

In connection with our March 2005 private offering, we granted the Manager both piggyback registration rights and the right to demand that we register shares of restricted stock and shares of common stock underlying the options issued to the Manager upon completion of the private offering and shares of common stock issued to the Manager as incentive compensation under our management agreement. As of the date of this prospectus, the Manager has not exercised its piggyback or demand registration rights.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company. We expect that American Stock Transfer & Trust Company will act as the transfer agent for any preferred stock or warrants we may offer pursuant to a supplement to this prospectus.

CERTAIN PROVISIONS OF THE MARYLAND GENERAL CORPORATION LAW AND OUR CHARTER AND BYLAWS

The following summarizes material provisions of Maryland law and our charter and bylaws and is subject to, and qualified in its entirety by, reference to Maryland law and to our charter and bylaws.

The Maryland General Corporation Law, or MGCL, and our charter and bylaws contain provisions that could make it more difficult for a potential acquirer to acquire us by means of a tender offer, proxy contest or otherwise. We expect that these provisions may discourage certain coercive takeover practices and inadequate takeover bids and may encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the negotiation of such proposals may improve their terms.

Number of Directors; Vacancies; Removal

Our charter provides that the number of directors will be set only by the board of directors in accordance with our bylaws. Our bylaws provide that a majority of our entire board of directors may at any time increase or decrease the number of directors. However, unless our bylaws are amended, the number of directors may never be less than two nor more than 15. Our bylaws currently provide that any vacancy may be filled by a majority of the remaining directors, except a vacancy resulting from an increase in the number of directors must be filled by a majority of the entire board of directors. Any individual elected to fill such vacancy will serve until the next annual meeting of stockholders, and until a successor is duly elected and qualifies.

Our charter provides that a director may be removed only for cause, as defined in our charter, and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors.

Action by Stockholders

Under the MGCL, stockholder action can be taken only at an annual or special meeting of stockholders or by unanimous written consent in lieu of a meeting (unless the charter provides for a lesser percentage, which our charter does not). These provisions, combined with the requirements of our bylaws regarding the calling of a stockholder-requested special meeting of stockholders discussed below, may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of business to be considered by stockholders may be made only

•	pursuant to our notice of the meeting,

•	by the board of directors or

•

by a stockholder who was a stockholder of record both at the time of giving of notice by such stockholder as provided for in our bylaws and at the time of the annual meeting and who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws.

With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to the board of directors at a special meeting may be made only

•	pursuant to our notice of the meeting,

•	by the board of directors or

•

provided that the board of directors has determined that directors will be elected at the meeting, by a stockholder who was a stockholder of record both at the time of giving of notice by such stockholder as provided for in our bylaws and at the time of the annual meeting and who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.

The purpose of requiring stockholders to give us advance notice of nominations and other business is to afford our board of directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our board of directors, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although our bylaws do not give our board of directors any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.

Calling of Special Meetings of Stockholders

Our bylaws provide that special meetings of stockholders may be called by our board of directors and certain of our officers. Additionally, our bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the stockholders requesting the meeting, a special meeting of stockholders shall be called by the secretary of the corporation upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting.

Approval of Extraordinary Corporate Action; Amendment of Charter and Bylaws

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter generally provides for approval of charter amendments (not including certain amendments relating to director removal, classification of preferred stock and transfer and ownership limitations, which still require the statutory two-thirds vote referred to above) and extraordinary transactions, which have been first declared advisable by our board of directors, by the stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter.

Our bylaws provide that the board of directors will have the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

No Appraisal Rights

As permitted by the MGCL, our charter provides that stockholders will not be entitled to exercise appraisal rights, unless the board of directors determines that such rights will apply.

Control Share Acquisitions

The Maryland Control Share Acquisition Act provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter.

Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, but does not include the acquisition of shares (i) under the laws of descent and distribution, (ii) under the satisfaction of a pledge or other security interest created in good faith and not for the purpose of circumventing this subtitle, or (iii) under a merger, consolidation, or share exchange effected under Subtitle 1 of the Control Share Acquisition Act if the corporation is a party to the merger, consolidation, or share exchange.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may repurchase for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to repurchase control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The Control Share Acquisition Act does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the Control Share Acquisition Act any and all acquisitions by any person of our shares of stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future. However, we will amend our bylaws to be subject to the Control Share Acquisition Act only if the board of directors determines that it would be in our best interests.

Business Combinations

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s shares; or

•

an affiliate or associate of the corporation who, at any time within the two-year period before the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he or she otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•

two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board;

•	a two-thirds stockholder vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.

Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (a) require a two-thirds stockholder vote for the removal of any director from the board, as well as require such removal be for cause (as defined in our charter), (b) unless called by our chairman of the board, our president, our chief executive officer or the board, require the request of holders of a majority of outstanding shares to call a special meeting and (c) vest in the board the exclusive power to fix the number of directorships. Our charter also provides that our board will have the exclusive power to fill vacancies on the board, by a vote of the remaining directors, and such vacancies will be filled until the end of the term of the class of directors in which the vacancy occurred.

FEDERAL INCOME TAX CONSEQUENCES OF OUR QUALIFICATION AS A REIT

This section summarizes the material federal income tax considerations that you, as a stockholder, may consider relevant. Ledgewood has acted as our counsel, has reviewed this summary, and is of the opinion that the discussion contained herein fairly summarizes the federal income tax consequences that are likely to be material to a holder of shares of our common stock. Because this section is a summary, it does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations (except to the extent discussed in “—Taxation of Tax-Exempt Stockholders” below), financial institutions or broker-dealers, and non-U.S. individuals and foreign corporations (except to the extent discussed in “—Taxation of Non-U.S. Stockholders” below).

The statements in this section are based on the current federal income tax laws. We cannot assure you that new laws, interpretations of law, court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

We urge you to consult your own tax advisor regarding the specific tax consequences to you of the purchase, ownership and sale of our common stock and of our election to be taxed as a REIT.

Taxation of Our Company

We elected to be taxed as a REIT under the federal income tax laws effective for our initial taxable year ended on December 31, 2005. We believe that, commencing with such taxable year, we have been organized and operated in such a manner so as to qualify for taxation as a REIT under the federal income tax laws, and we intend to continue to operate in such a manner, but no assurances can be given that we have qualified or will continue to operate in a manner so as to qualify or remain qualified as a REIT. This section discusses the laws governing the federal income tax treatment of a REIT and its stockholders. These laws are highly technical and complex.

In connection with, and prior to the issuance of any securities pursuant to this prospectus, we expect to receive the opinion of Ledgewood, our legal counsel, to the effect that, commencing with our taxable year ended on December 31, 2005, we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the federal income tax laws, and our current and proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the federal income tax laws. It must be emphasized that an opinion of counsel is expressed as of the date given, is based on various assumptions relating to the organization and operation of us and our affiliates, and is conditioned upon representations and covenants made by us regarding our organization, assets and the past, present and future conduct of our business operations. Qualification and taxation as a REIT depends on our ability to meet, on a continuing basis, through actual operating results, distribution levels, and diversity of stock ownership, various qualification requirements imposed upon REITs by the Internal Revenue Code and the Treasury regulations issued thereunder, including requirements relating to the nature and composition of our assets and income. Our ability to comply with the REIT asset requirements also depends, in part, upon the fair market values of assets that we own directly or indirectly. Such values may not be susceptible to a precise determination. For a discussion of the federal income tax consequences of our failure to qualify as a REIT, see “—Failure to Qualify.”

If we qualify as a REIT, we generally will not be subject to federal income tax on our net taxable income that we distribute to our stockholders, but taxable income generated by Resource TRS, Inc., or Resource TRS, will be subject to regular corporate income tax. However, our stockholders will generally be taxed on dividends that they receive at ordinary income rates unless such dividends are designated by us as capital gain dividends, return of capital or qualified dividend income. This differs from non-REIT C corporations, which generally are subject to federal corporate income taxes but whose individual and certain non-corporate trust and estate stockholders are generally taxed on dividends they receive at the 15% rate on qualified dividend income, and whose corporate stockholders generally receive the benefits of a dividends received deduction that substantially reduces the effective rate that they pay on such dividends. In general, income earned by a REIT and distributed to its stockholders will be subject to less federal income taxation than if such income were earned by a non-REIT C corporation, subjected to corporate income tax, and then distributed and taxed to stockholders.

While we generally are not subject to corporate income taxes on income that we distribute currently to stockholders, we will be subject to federal tax in the following circumstances:

•

We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We may be subject to the “alternative minimum tax” on any items of tax preference that we do not distribute or allocate to stockholders.

•	We will pay income tax at the highest corporate rate on:

•	net income from the sale or other disposition of property acquired through foreclosure, or foreclosure property, that we hold primarily for sale to customers in the ordinary course of business, and

•	other non-qualifying income from foreclosure property.

•

We will pay a 100% tax on net income earned on sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•

If we fail to satisfy the 75% gross income test or the 95% gross income test due to reasonable cause and not willful neglect, as described below under “—Requirements for Qualification—Gross Income Tests,” and nonetheless continue to qualify as a REIT, we will pay a 100% tax on the amount by which we fail the 75% gross income test or the 95% gross income test, multiplied, in either case, by a fraction intended to reflect our profitability.

•

In the event of a failure of any of the asset tests (other than certain de minimis failures of the 5% and 10% asset tests), as described below under “—Requirements for Qualification—Asset Tests,” as long as the failure was due to reasonable cause and not to willful neglect and we dispose of the assets or otherwise comply with such asset tests within six months after the last day of the quarter, we will pay a tax equal to the greater of (i) $50,000 or (ii) an amount determined by multiplying the highest U.S. federal income tax rate applicable to corporations by the net income from the nonqualifying assets during the period in which we failed to satisfy such asset tests.

•

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and the violation is due to reasonable cause, we may retain our qualification as a REIT but will be required to pay a penalty of $50,000 for each such failure.

•	If we fail to distribute during a calendar year at least the sum of:

•	85% of our REIT ordinary income for the year,

•	95% of our REIT capital gain net income for the year, and

•	any undistributed taxable income from earlier periods,

we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed, plus any retained amounts on which income tax has been paid at the corporate level.

•

We may elect to retain and pay income tax on our net capital gain. In that case, a U.S. stockholder (as defined below) would be deemed to have paid tax on its proportionate share of our undistributed capital gain and include such proportionate share in income as long-term capital gains (to the extent that we make a timely designation of such gain to the stockholder) and would receive a credit for its proportionate share of the tax we paid or receive a refund to the extent the tax paid by us exceeds the U.S. stockholder’s tax liability on the undistributed capital gains.

•	We will be subject to a 100% excise tax on transactions between us and a TRS that are not conducted on an arm’s-length basis.

•

If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset. The amount of gain on which we will pay tax is the lesser of:

•	the amount of gain that we recognize at the time of the sale or disposition, and

•

the amount of gain that we would have recognized if we had sold the asset at the time we acquired it, assuming that the C corporation will not elect in lieu of this treatment to an immediate tax when the asset is acquired.

•

If we own a residual interest in a real estate mortgage investment conduit, or REMIC, we will be taxable at the highest corporate rate on the portion of any excess inclusion income that we derive from the REMIC residual interests allocable to stockholders that are “disqualified organizations.” Similar rules will also apply if we own an equity interest in a taxable mortgage pool. To the extent that we own a REMIC residual interest or a taxable mortgage pool through a TRS, we will not be subject to this tax. For a discussion of “excess inclusion income,” see “—Requirements for Qualification—Taxable Mortgage Pools.” A “disqualified organization” includes:

•	the United States;

•	any state or political subdivision of the United States;

•	any foreign government;

•	any international organization;

•	any agency or instrumentality of any of the foregoing;

•

any other tax-exempt organization, other than a farmer’s cooperative described in section 521 of the Internal Revenue Code, that is exempt both from income taxation and from taxation under the unrelated business taxable income provisions of the Internal Revenue Code; and

•	any rural electrical or telephone cooperative.

We have subsidiaries or own interests in other lower-tier entities that are corporations, including domestic TRSs, the earnings of which are subject to U.S. federal corporate income tax.

We do not currently hold, or intend to hold, REMIC residual interests but we do own residual interests in taxable mortgage pools.

In addition, notwithstanding our qualification as a REIT, we may also have to pay certain state and local income taxes, because not all states and localities treat REITs in the same manner that they are treated for federal income tax purposes. Moreover, as further described below, any domestic TRS in which we own an interest, including Resource TRS, will be subject to federal corporate income tax on its taxable income.

Requirements for Qualification

A REIT is a corporation, trust, or association that meets each of the following requirements:

•	It is managed by one or more trustees or directors.

•	Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest.

•	It would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws.

•	It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws.

•	At least 100 persons are beneficial owners of its shares or ownership certificates.

•

Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the federal income tax laws define to include certain entities, during the last half of any taxable year.

•

It elects to be a REIT, or has made such an election for a previous taxable year, which has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status.

•	It meets certain other qualification tests, described below, regarding the nature of its income and assets.

We must meet the first four requirements during our entire taxable year and must meet the fifth requirement during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with regulatory rules pursuant to which we are required to send annual letters to our stockholders requesting information regarding the actual ownership of our stock, and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet the sixth requirement, we will be treated as having met the requirement. For purposes of determining share ownership under the sixth requirement, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our stock in proportion to their actuarial interests in the trust for purposes of the sixth requirement.

We believe that we have issued sufficient common stock with sufficient diversity of ownership to satisfy the fifth and sixth requirements. In addition, our charter restricts the ownership and transfer of our stock so that we should continue to satisfy these requirements. The provisions of our charter restricting the ownership and transfer of our common stock are described in “Description of Capital Stock—Restrictions on Ownership and Transfer.”

In addition, we must satisfy all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain our REIT qualification, use a calendar year for federal income tax purposes, and comply with the record keeping requirements of the Internal Revenue Code and regulations promulgated thereunder which we have satisfied or intend to satisfy.

Qualified REIT Subsidiaries. A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction and credit of the REIT. A “qualified REIT subsidiary” is a corporation, other than a TRS, all of the capital stock of which is owned by the REIT. Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction and credit.

Other Disregarded Entities and Partnerships. An unincorporated domestic entity, such as a partnership or limited liability company, that has a single owner, generally is not treated as an entity separate from its parent for federal income tax purposes. An unincorporated domestic entity with two or more owners generally is treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. For purposes of the 10% value test (described in “—Asset Tests”), our proportionate share is based on our proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, our proportionate share is based on our proportionate interest in the capital interests in the partnership. Our proportionate share of the assets, liabilities and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

Taxable REIT Subsidiaries. A REIT is permitted to own up to 100% of the stock of one or more “taxable REIT subsidiaries,” or TRSs. A TRS is generally a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. However, an entity will not qualify as a TRS if it directly or indirectly operates or manages a lodging or health care facility or, generally, provides to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated. Overall, no more than 25% (20% for our taxable years beginning prior to January 1, 2009) of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.

We have jointly elected with Resource TRS to treat Resource TRS as our TRS. As a TRS, Resource TRS is subject to federal income tax, and state and local income tax where applicable, on its taxable income. To the extent that Resource TRS is required to pay taxes, it will have less cash available for distribution to us. If Resource TRS pays dividends to us, then the dividends we pay to our stockholders who are taxed as individuals, up to the amount of dividends we receive from Resource TRS, will generally be eligible to be taxed at the reduced 15% rate applicable to qualified dividend income. See “—Taxation of Taxable U.S. Stockholders.” The decision as to whether Resource TRS will distribute its after-tax income to us will be made on a periodic basis, subject to our compliance with the 25% asset test with respect to TRSs.

We have made a TRS election with respect to Apidos CDO I, Ltd., or Apidos CDO I, Apidos CDO III, Ltd., or Apidos CDO III, and Apidos Cinco CDO, Ltd., or Apidos Cinco CDO, and we may in the future make TRS elections with respect to certain entities that issue equity interests to us pursuant to CDO securitizations. The Internal Revenue Code and the Treasury regulations promulgated thereunder provide a specific exemption from U.S. federal income tax to non-U.S. corporations that restrict their activities in the United States to trading in stock and securities (or any activity closely related thereto) for their own account, whether such trading (or such other activity) is conducted by the corporation or its employees through a resident broker, commission agent, custodian or other agent. Certain U.S. stockholders of such non-U.S. corporations are required to include in their income currently their proportionate share of the earnings of such a corporation, whether or not such earnings are distributed. Apidos CDO I, Apidos CDO III, Apidos Cinco CDO and, we expect, certain of the additional CDO vehicles in which we may invest and with which we will jointly make a TRS election, are or will be organized as Cayman Islands companies and either rely on such exemption or otherwise operate in a manner so that are not be subject to U.S. federal income tax on their net income. Therefore, despite such contemplated entities’ anticipated status as TRSs, such entities generally are not subject to U.S. federal corporate income tax on their earnings. However, we are required to include in our income, on a current basis, the earnings of these TRSs. This could affect our ability to comply with the REIT income tests and distribution requirements. See “—Gross Income Tests” and “—Distribution Requirements.”

The TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis.

Taxable Mortgage Pools. An entity, or a portion of an entity, may be classified as a taxable mortgage pool under the Internal Revenue Code if:

•	substantially all of its assets consist of debt obligations or interests in debt obligations;

•	more than 50% of those debt obligations are real estate mortgage loans or interests in real estate mortgage loans as of specified testing dates;

•	the entity has issued debt obligations that have two or more maturities; and

•	the payments required to be made by the entity on its debt obligations “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

Under the Treasury regulations, if less than 80% of the assets of an entity (or a portion of an entity) consists of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a taxable mortgage pool.

We have made and may continue to in the future to make investments or enter into financing and securitization transactions that give rise to us being considered to own an interest in one or more taxable mortgage pools. Where an entity, or a portion of an entity, is classified as a taxable mortgage pool, it is generally treated as a taxable corporation for federal income tax purposes. However, special rules apply to a REIT, a portion of a REIT, or a qualified REIT subsidiary that is a taxable mortgage pool. The portion of the REIT’s assets, held directly or through a qualified REIT subsidiary that qualifies as a taxable mortgage pool is treated as a qualified REIT subsidiary that is not subject to corporate income tax, and the taxable mortgage pool classification does not affect the tax qualification of the REIT. Rather, the consequences of the taxable mortgage pool classification are generally, except as described below, limited to the tax liability on the REIT and the REIT’s stockholders. The Treasury Department has yet to issue regulations governing the tax treatment of the stockholders of a REIT that owns an interest in a taxable mortgage pool.

A portion of our income from a taxable mortgage pool arrangement, which might be non-cash accrued income, or “phantom” taxable income, could be treated as “excess inclusion income” and allocated to our stockholders. Excess inclusion income is an amount, with respect to any calendar quarter, equal to the excess, if any, of (i) income allocable to the holder of a REMIC residual interest or taxable mortgage pool interest over (ii) the sum of an amount for each day in the calendar quarter equal to its ratable portion of the product of (a) the adjusted issue price of the interest at the beginning of the quarter multiplied by (b) 120% of the long-term federal rate (determined on the basis of compounding at the close of each calendar quarter and properly adjusted for the length of such quarter). This non-cash or “phantom” income would be subject to the distribution requirements that apply to us and could therefore adversely affect our liquidity. See “—Distribution Requirements.”

Our excess inclusion income would be allocated among our stockholders in proportion to dividends paid. A stockholder’s share of excess inclusion income (i) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (ii) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from federal income tax, (iii) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty, to the extent allocable to most types of foreign stockholders and (iv) in the case of a stockholder that is a REIT, a regulated investment company or common trust fund, would be considered excess inclusion income of such entity.

Excess inclusion income is taxable (at the highest corporate tax rates) to us, rather than our stockholders, to the extent allocable to our shares held in record name by disqualified organizations (generally, tax-exempt entities not subject to unrelated business income tax, including governmental organizations). Nominees who hold our shares on behalf of disqualified organizations are subject to this tax on the portion of our excess inclusion income allocable to the common stock held on behalf of disqualified organizations. A regulated investment company or other pass-through entity owning our common stock in record name will be subject to tax at the highest corporate tax rate on any excess inclusion income allocated to their owners that are disqualified organizations. In addition, we will withhold on dividends paid to non-U.S. stockholders (as defined below) with respect to the excess inclusion portion of dividends paid to such shareholders without regard to any treaty exception or reduction in tax rate.

The manner in which excess inclusion income would be allocated among shares of different classes of stock is not clear under current law. Tax-exempt investors, regulated investment company or REIT investors, foreign investors and taxpayers with net operating losses should consult their tax advisors with respect to excess inclusion income.

If we own less than 100% of the ownership interests in a subsidiary that is a taxable mortgage pool, or if we made a TRS election with respect to a subsidiary that is a taxable mortgage pool, the foregoing rules would not apply. Rather, the subsidiary would be treated as a corporation for federal income tax purposes, and would potentially be subject to corporate income tax. In addition, this characterization would alter our REIT income and asset test calculations and could adversely affect our compliance with those requirements. We currently do not have any subsidiary in which we own some, but less than all, of the ownership interests that is or will become taxable mortgage pools and for which we have not made TRS elections. We intend to monitor the structure of any taxable mortgage pools in which we have an interest to ensure that they will not adversely affect our qualification as a REIT.

Gross Income Tests

We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgage loans on real property or qualified temporary investment income. Qualifying income for purposes of the 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by a mortgage on real property, or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets;

•

income derived from a REMIC in proportion to the real estate assets held by the REMIC, unless at least 95% of the REMIC’s assets are real estate assets, in which case all of the income derived from the REMIC; and

•

income derived from the temporary investment of new capital that is attributable to the issuance of our stock or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities or any combination of these. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. In addition, income and gain from certain “hedging transactions,” as defined in “—Hedging Transactions,” that we enter into in the normal course of our business to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets or to manage risk of currency fluctuations with respect to certain items of income or gain and that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the gross income tests (but for hedges entered into prior to July 30, 2008, the rules applicable to hedging transactions were more restrictive). We will monitor the amount of our non-qualifying income and we will manage our investment portfolio to comply at all times with the gross income tests. The following paragraphs discuss the specific application of the gross income tests to us.

Interest. The term “interest,” as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person. However, interest generally includes the following:

•	an amount that is based on a fixed percentage or percentages of receipts or sales; and

•

an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying, “rents from real property” if received directly by a REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests, provided that the property is not held as inventory or dealer property.

Interest on debt secured by a mortgage on real property or on interests in real property, including, for this purpose, discount points, prepayment penalties, loan assumption fees, and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. However, if the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date the REIT agreed to originate or acquire the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the interest income multiplied by the proportion the amount by which the loan exceeds the value of the real estate that is security for the loan bears to the outstanding principal amount of the loan.

The interest, original issue discount, and market discount income that we receive from our mortgage-related assets generally, including B notes, will be qualifying income for purposes of both gross income tests. We expect that some of our loans, which we have called mezzanine loans, will not be secured by a direct interest in real property. Instead, such loans will be secured by ownership interests in a non-corporate entity owning real property. In Revenue Procedure 2003-65, the Internal Revenue Service established a safe harbor under which interest from loans secured by a first priority security interest in ownership interests in a partnership or limited liability company owning real property will be treated as qualifying income for both the 75% and 95% gross income tests, and the loans will be treated as qualifying assets for the purposes of the 75% asset test, provided several requirements are satisfied. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive law. In situations where a loan is secured by interests in non-corporate entities but not all of the requirements of the safe harbor are met, the interest income from the loan will be qualifying income for purposes of the 95% gross income test, but potentially will not be qualifying income for purposes of the 75% gross income test. We have not limited ourselves to acquiring mezzanine loans that comply with all requirements of the safe harbor. Based on advice of counsel, we believe that substantially all of our mezzanine loans should be treated as qualifying assets notwithstanding the failures to comply with all of the requirements of the safe harbor and we will not treat any future mezzanine loans as qualifying assets absent such advice. Nevertheless, in light of the sparse guidance regarding mezzanine loans that do not meet with foregoing safe harbor, it is possible that the IRS could disagree and challenge the treatment of these loans as qualifying assets and/or our qualification as a REIT. In addition, some of our loans will not be secured by mortgages on real property or interests in real property. Our interest income from those loans will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Further, as discussed above, if the fair market value of the real estate securing any of our loans is less than the principal amount of the loan, a portion of the income from that loan will be qualifying income for purposes of the 95% gross income test but not the 75% gross income test.

We hold certain participation interests, including B Notes, in mortgage loans and mezzanine loans. Such interests in an underlying loan are created by virtue of a participation or similar agreement to which the originator of the loan is a party, along with one or more participants. The borrower on the underlying loan is typically not a party to the participation agreement. The performance of this investment depends upon the performance of the underlying loan, and if the underlying borrower defaults, the participant typically has no recourse against the originator of the loan. The originator often retains a senior position in the underlying loan, and grants junior participations which absorb losses first in the event of a default by the borrower. We believe that our participation interests will qualify as real estate assets for purposes of the REIT asset tests described below, and that the interest that we will derive from such investments will be treated as qualifying mortgage interest for purposes of the 75% income test. The appropriate treatment of participation interests for federal income tax purposes is not entirely certain, however, and no assurance can be given that the IRS will not challenge our treatment of our participation interests. In the event of a determination that such participation interests do not qualify as real estate assets, or that the income that we will derive from such participation interests does not qualify as mortgage interest for purposes of the REIT asset and income tests, we could be subject to a penalty tax, or could fail to qualify as a REIT. See “—Taxation of Our Company,” “—Requirements for Qualification,” “—Asset Tests” and “—Failure to Qualify.”

We have modified some of our loans by agreement with the borrowers, and especially in light of current economic conditions, we may agree to additional loan modifications. If the amendments to an outstanding loan results in a “significant modifications” under the applicable Treasury regulations, the modified debt is generally treated for federal income tax purposes as a new debt instrument issued in exchange for the original loan. Long-standing REIT regulations might be read to require us to redetermine whether the amount of the loan exceeds the fair market value of the real property securing the loan as of the date of such a significant modification for purposes of apportioning interest under the gross income tests. Because modifications often occur in distressed scenarios, this retesting of the new debt instrument for REIT qualification purposes may result in a portion of a loan that was a qualifying real estate asset prior to modification to be treated as a non-qualifying security that produces non-qualifying income for the 75% income test, which could result in loss of our REIT qualification.

Equipment Lease Income. Any income we receive as lease payments from equipment leases in which we may invest will be qualifying income for purposes of the 95% gross income test only if the lease is considered a “financing lease” and not a “true lease” for federal income tax purposes. Although the classification of a lease as a “financing lease” or a “true lease” is sometimes a difficult one, where the fixed rents during the base term of the lease are sufficient for the lessor to recover its entire investment in the equipment plus a market interest rate of return, and the lessor is not entitled to any substantial residual value of its equipment, the lease will be characterized as a “financing lease.” It is expected that all of our equipment leases will be structured in that manner and thus the interest component of the payments received will qualify for the 95% gross income test. In no event will income from equipment leases qualify for the 75% gross income test. Any lease payments from equipment leases received by a TRS of ours will not affect our 95% or 75% gross income tests except to the extent we receive dividends from that TRS.

Fee Income. We may receive various fees in connection with our operations. The fees will be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by mortgages on real property and the fees are not determined by income and profits. Other fees for services are not qualifying income for purposes of either gross income test. Any fees earned by Resource TRS, will not be included for purposes of the gross income tests.

Dividends. Our share of any dividends received from any corporation (including any TRS, but excluding any REIT) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest will be qualifying income for purposes of both gross income tests.

We treat certain income inclusions received with respect to our current and contemplated equity investments in non-U.S. TRSs, such as Apidos CDO I, Apidos CDO III and Apidos Cinco CDO, as qualifying income for purposes of the 95% gross income test but not the 75% gross income test. The provisions that set forth what income is qualifying income for purposes of the 95% gross income test provide that gross income derived from dividends, interest and certain other enumerated classes of passive income qualify for purposes of the 95% gross income test. Income inclusions from equity investments in our foreign TRSs are technically neither dividends nor any of the other enumerated categories of income specified in the 95% gross income test for U.S. federal income tax purposes, and there is no clear precedent with respect to the qualification of such income for purposes of the REIT gross income tests. However, based on advice of counsel, we treat such income inclusions, to the extent distributed by a foreign TRS in the year accrued, as qualifying income for purposes of the 95% gross income test. Nevertheless, because this income does not meet the literal requirements of the REIT provisions, it is possible that the IRS could successfully take the position that such income is not qualifying income. In the event that such income was determined not to qualify for the 95% gross income test, we would be subject to a penalty tax with respect to such income to the extent it and other nonqualifying income exceeds 5% of our gross income and/or we could fail to qualify as a REIT. In any event, as noted above, such income does not constitute qualifying income satisfying the 75% gross income test. The amount of such income could be substantial, and a decline in the amount of income from qualifying sources relative to income from such TRSs could jeopardize our compliance with the 75% gross income test.

Rents from Real Property. We currently do not intend to acquire any real property, but we may acquire real property or an interest therein in the future. To the extent that we acquire real property or an interest therein, rents we receive will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if the following conditions are met:

•

First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of receipts or sales.

•

Second, rents we receive from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a TRS, at least 90% of the property is leased to unrelated tenants and the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant.

•

Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

•

Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an “independent contractor” who is adequately compensated and from whom we do not derive revenue. However, we may provide services directly to tenants if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “non-customary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a TRS, which may provide customary and non-customary services to tenants without tainting its rental income from the related properties.

Hedging Transactions and Foreign Currency Gains. From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Income and gain from a “hedging transaction” that is clearly identified as a hedging transaction as specified in the Internal Revenue Code will not constitute gross income and thus will be exempt from the 95% gross income test and, to the extent such hedging transaction is entered into after July 30, 2008, will not constitute gross income and thus will be exempt from the 75% gross income test. Income and gain from a hedging transaction, including gain from the sale or disposition of such a transaction, entered into on or prior to July 30, 2008 will be treated as nonqualifying income for purposes of the 75% gross income test. The term “hedging transaction” as used above generally means any transaction entered into in the normal course of business primarily to manage risk of (1) interest rate changes or fluctuations with respect to borrowings made or to be made to acquire or carry real estate assets, or (2) for hedging transactions entered into after July 30, 2008, currency fluctuations with respect to an item of qualifying income under the 75% or 95% gross income test. We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into. To the extent that we do not properly identify such transactions as hedges or hedge with other types of financial instruments, the income from those transactions will likely be treated as nonqualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT. In addition, certain foreign currency gains recognized after July 30, 2008 will be excluded from gross income for purposes of one or both of the gross income tests.

Prohibited Transactions. A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets will be held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when a sale of real property will not be characterized as a prohibited transaction. We cannot assure you however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.” To the extent necessary to avoid the prohibited transactions tax, we will conduct sales of our assets through a TRS.

Foreclosure Property. We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

•

that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was default or default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan or lease was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

•

on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•

on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

•

which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

Failure to Satisfy Gross Income Tests. If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions generally will be available if:

•	our failure to meet such tests is due to reasonable cause and not due to willful neglect; and

•	following such failure for any taxable year, a schedule of the sources of our income is filed in accordance with regulations prescribed by the Secretary of the Treasury.

It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if the IRS were to determine that we failed the 95% gross income test because income inclusions with respect to our equity investments in foreign TRSs that were distributed by the foreign TRSs during the year such income was accrued are not qualifying income for purposes of the 95% gross income test, or if such income caused us to fail the 75% gross income test, the IRS could conclude that our failure to satisfy the applicable gross income test was not due to reasonable cause. If these relief provisions are inapplicable to such failure, we will fail to qualify as a REIT. See “Failure to Qualify.” In addition, as discussed above in “—Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the amount by which we fail the 75% or 95% gross income test, multiplied, in either case, by a fraction intended to reflect our profitability.

Asset Tests

To qualify as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year. First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgage loans secured by real property;

•	stock in other REITs;

•

investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term; and

•	regular or residual interests in a REMIC.

However, if less than 95% of the assets of a REMIC consists of assets that are qualifying real estate-related assets under the federal income tax laws, determined as if we held such assets, we will be treated as holding directly our proportionate share of the assets of such REMIC.

Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets.

Third, we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities.

Fourth, no more than 25% (20% with respect to our taxable years beginning before January 1, 2009) of the value of our total assets may consist of the securities of one or more TRSs.

Fifth, no more than 25% of the value of our total assets may consist of securities other than those in the 75% asset class.

For purposes of the second and third asset tests, the term “securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans that constitute real estate assets, or equity interests in a partnership.

For purposes of the 10% value test, the term “securities” does not include:

•

“Straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, and (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any controlled TRS (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock) hold non-”straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

•

a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

•	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice.

•	Any loan to an individual or an estate.

•	Any “section 467 rental agreement,” other than an agreement with a related party tenant.

•	Any obligation to pay “rents from real property.”

•	Certain securities issued by governmental entities.

•	Any security issued by a REIT.

•	Any debt instrument issued by an entity treated as a partnership for federal income tax purposes to the extent of our interest as a partner in the partnership.

•

Any debt instrument issued by an entity treated as a partnership for federal income tax purposes not described above if at least 75% of the partnership’s gross income, excluding income from prohibited transaction, is qualifying income for purposes of the 75% gross income test described above in “—Requirements for Qualification—Gross Income Tests.”

As discussed above under “Gross Income Tests”, we hold and may make additional mezzanine loans that do not comply with the IRS safe harbor, but which we treat as qualifying assets. Although we believe substantially all of our mezzanine loans are qualifying assets, it is possible that the IRS could challenge our characterization of such loans and our qualification as a REIT.

We believe that most of the residential mortgage loans (including the B notes) and mortgage-backed securities that we have held and expect to hold have been and will be qualifying assets for purposes of the 75% asset test. For purposes of these rules, however, if the outstanding principal balance of a mortgage loan exceeds the fair market value of the real property securing the loan at the time we commit to acquire the loan, a portion of such loan likely will not be a qualifying real estate asset under the federal income tax laws. Furthermore, we may be required to retest modified loans that we hold to determine if the modified loan is adequately secured by real property if the modification results in a significant modification, as discussed above in “Gross Income Tests—Interest.” Although the law on the matter is not entirely clear, it appears that the non-qualifying portion of that mortgage loan will be equal to the portion of the loan amount that exceeds the value of the associated real property that is security for that loan. Our debt securities issued by other REITs or corporations that are not secured by mortgages on real property will not be qualifying assets for purposes of the 75% asset test. We believe that any stock that we will acquire in other REITs will be qualifying assets for purposes of the 75% asset test. However, if a REIT in which we own stock fails to qualify as a REIT in any year, the stock in such REIT will not be a qualifying asset for purposes of the 75% asset test. Instead, we would be subject to the second, third, fourth, and fifth assets tests described above with respect to our investment in such a disqualified REIT. We will also be subject to those assets tests with respect to our investments in any non-REIT C corporations for which we do not make a TRS election. We believe that the value of our investment in Resource TRS, together with the value of our interest in the securities of our TRS securitizations such as Apidos CDO I, Apidos CDO III and Apidos Cinco CDO, has been and will continue to be less than 25% (20% with respect to our taxable years beginning before January 1, 2009) of the value of our total assets.

We will monitor the status of our assets for purposes of the various asset tests and will seek to manage our portfolio to comply at all times with such tests. There can be no assurances, however, that we will be successful in this effort. In this regard, to determine our compliance with these requirements, we will need to estimate the value of the real estate securing our mortgage loans at various times, including at the time of any modification that results in a significant modification to a debt instrument we hold. In addition, we will have to value our investment in our other assets to ensure compliance with the asset tests. Although we will seek to be prudent in making these estimates, there can be no assurances that the IRS might not disagree with these determinations and assert that a different value is applicable, in which case we might not satisfy the 75% and the other asset tests and would fail to qualify as a REIT. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT qualification if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•

the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets

If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

In the event that we violate the second or third asset tests described above at the end of any calendar quarter, we will not lose our REIT qualification if the failure is de minimis (up to the lesser of 1% of the total value of our assets at the end of the quarter in which the failure occurs or $10 million) and we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter. In the event of a failure of any of the asset tests (other than a de minimis failure of the 5% and 10% asset tests described in the preceding sentence), as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT qualification if we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which our identification of the failure occurs and pay a tax equal to the greater of $50,000 or an amount determined by multiplying the highest U.S. federal income tax rate applicable to corporations by the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

We currently believe that the mortgage-related assets, securities and other assets that we expect to hold will satisfy the foregoing asset test requirements. However, no independent appraisals will be obtained to support our conclusions as to the value of our assets and securities, or in many cases, the real estate collateral for the mortgage loans that we hold. Moreover, the values of some assets, such as the securities of some of our TRSs, may not be susceptible to a precise determination. As a result, there can be no assurance that the IRS will not contend that our ownership of securities and other assets violates one or more of the asset tests applicable to REITs.

We currently have financing arrangements that are structured as sale and repurchase agreements pursuant to which we sell certain of our assets to a counter party and simultaneously enter into an agreement to repurchase these assets at a later date in exchange for a purchase price. Economically, these agreements are financings which are secured by the assets sold pursuant thereto. We believe that we would be treated for REIT asset and income test purposes as the owner of the assets that are the subject of any such sale and repurchase agreement notwithstanding that such agreements may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own the assets during the term of the sale and repurchase agreement, in which case we could fail to qualify as a REIT.

Distribution Requirements

Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to:

•	the sum of

•	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain, and

•	90% of our after-tax net income, if any, from foreclosure property, minus

•	the sum of certain items of non-cash income.

We must make such distributions in the taxable year to which they relate, or in the following taxable year if either (i) we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration or (ii) we declare the distribution in October, November or December of the taxable year, payable to stockholders of record on a specified day in any such month, and we actually make the distribution before the end of January of the following year. The distributions under clause (i) are taxable to the stockholders in the year in which paid, and the distributions in clause (ii) are treated as paid on December 31 of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

Generally, dividends payable in stock are not treated as dividends for purposes of the deduction for dividends, or as taxable dividends to the recipient. A complex set of rules applies when a distribution is made partially in stock and partially in cash and different shareholders receive different proportions of each. The Internal Revenue Service, in Revenue Procedure 2010-12, has given guidance with respect to certain stock distributions by publicly traded REITs (and regulated investment companies). That Revenue Procedure applies to distributions made on or after January 1, 2008 and declared with respect to a taxable year ending on or before December 31, 2011. It provides that publicly-traded REITS can distribute stock to satisfy their REIT distribution requirements if stated conditions are met. These conditions include that at least 10% of the aggregate declared distributions be paid in cash and the shareholders be permitted to elect whether to receive cash or stock, subject to the limit set by the REIT on the cash to be distributed in the aggregate to all shareholders. We did not avail ourselves of this Revenue Procedure with respect to any distributions for our 2008 or 2009 taxable years, and we do not expect to do so for distributions with respect to our 2010 or 2011 taxable years.

We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year,

•	95% of our REIT capital gain income for such year, and

•	any undistributed taxable income from prior periods,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute. We may elect to retain and pay income tax on the net capital gain we receive in a taxable year. See “—Taxation of Taxable U.S. Stockholders.” If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. Possible examples of those timing differences include the following:

•	Because we may deduct capital losses only to the extent of our capital gains, we may have taxable income that exceeds our economic income.

•

We will recognize taxable income in advance of the related cash flow if any of our MBS are deemed to have original issue discount. We generally must accrue original issue discount based on a constant yield method that takes into account projected prepayments but that defers taking into account credit losses until they are actually incurred.

•

We will include in our taxable income for federal income tax purposes, items of income from certain of our CDO entities, such as Apidos CDO I, Apidos CDO III and Apidos Cinco CDO, in which we hold an interest, even in the absence of actual cash distributions.

•

We may recognize taxable market discount income when we receive the proceeds from the disposition of, or principal payments on, loans that have a stated redemption price at maturity that is greater than our tax basis in those loans, although such proceeds often will be used to make non-deductible principal payments on related borrowings.

•	We may recognize phantom taxable income from any residual interests in REMICs or equity interests in taxable mortgage pools not held through a TRS.

Although several types of non-cash income are excluded in determining the annual distribution requirement, we will incur corporate income tax and the 4% nondeductible excise tax with respect to those non-cash income items if we do not distribute those items on a current basis. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional common or preferred stock.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding stock. We intend to comply with these requirements.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “—Gross Income Tests” and “—Asset Tests.”

If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to stockholders. In fact, we would not be required to distribute any amounts to stockholders in that year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to stockholders would be taxable as dividend income. Subject to certain limitations of the federal income tax laws, corporate stockholders might be eligible for the dividends received deduction, and individual and certain non-corporate trust and estate stockholders may be eligible for the reduced federal income tax rate of 15% on such dividends. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from electing to be taxed as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxation of Taxable U.S. Stockholders

The term “U.S. stockholder” means a holder of our common stock that, for federal income tax purposes, is:

•	a citizen or resident (as defined in Section 7701(b) of the Internal Revenue Code) of the United States;

•

a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any of its States, or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

any trust if (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person.

If a partnership, entity or arrangement treated as a partnership for federal income tax purposes holds our common stock, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common stock, you should consult your tax advisor regarding the consequences of the purchase, ownership and disposition of our common stock by the partnership. A “non-U.S. stockholder” is a holder of our common stock that is not a U.S. stockholder, a partnership or an entity classified as a partnership for U.S. federal income tax purposes.

As long as we qualify as a REIT, a taxable “U.S. stockholder” must generally take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A U.S. stockholder will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. stockholder generally will not qualify as “qualified dividend income” for the maximum tax rate accorded to capital gains. After 2010, the rate applicable to qualified dividends is currently scheduled to return to the tax rate generally applicable to ordinary income. Qualified dividend income generally includes dividends paid to individuals, trusts and estates by domestic C corporations and certain qualified foreign corporations. Because we are not generally subject to federal income tax on the portion of our REIT taxable income distributed to our stockholders (see “—Taxation of Our Company” above), our dividends generally will not be eligible for the 15% rate on qualified dividend income. As a result, our ordinary REIT dividends will continue to be taxed at the higher tax rate applicable to ordinary income. Currently, the highest marginal individual income tax rate on ordinary income is 35%. However, the 15% tax rate for qualified dividend income will apply to our ordinary REIT dividends attributable to dividends received by us from non-REIT corporations, such as our domestic TRSs (but generally not from our TRSs organized as Cayman organizations), and to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold our common stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our common stock became ex-dividend.

A U.S. stockholder generally will recognize distributions that we designate as capital gain dividends as long-term capital gain without regard to the period for which the U.S. stockholder has held our common stock. A corporate U.S. stockholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

A U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. stockholder’s common stock. Instead, the distribution will reduce the adjusted basis of such common stock. A U.S. stockholder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. stockholder’s adjusted basis in his or her common stock as long-term capital gain, or short-term capital gain if the shares of common stock have been held for one year or less, assuming the shares of common stock are a capital asset in the hands of the U.S. stockholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. stockholder of record on a specified date in any such month, such distribution will be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of our common stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the stockholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of our common stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

We may recognize taxable income in excess of our economic income, known as phantom income, in the first years that we hold certain investments, and experience an offsetting excess of economic income over our taxable income in later years. As a result, stockholders at times may be required to pay federal income tax on distributions that economically represent a return of capital rather than a dividend. These distributions would be offset in later years by distributions representing economic income that would be treated as returns of capital for federal income tax purposes. Taking into account the time value of money, this acceleration of federal income tax liabilities may reduce a stockholder’s after-tax return on his or her investment to an amount less than the after-tax return on an investment with an identical before-tax rate of return that did not generate phantom income. For example, if an investor with a 30% tax rate purchases a taxable bond with an annual interest rate of 10% on its face value, the investor’s before-tax return on the investment would be 10% and the investor’s after-tax return would be 7%. However, if the same investor purchased our common stock at a time when the before-tax rate of return was 10%, the investor’s after-tax rate of return on such stock might be somewhat less than 7% as a result of our phantom income. In general, as the ratio of our phantom income to our total income increases, the after-tax rate of return received by a taxable stockholder will decrease. We will consider the potential effects of phantom income on our taxable stockholders in managing our investments.

Any excess inclusion income (See “—Requirements for Qualification—Taxable Mortgage Pools” for a definition of excess inclusion income) that we recognize generally will be allocated among our stockholders to the extent that it exceeds our undistributed REIT taxable income in a particular year. A stockholder’s share of excess inclusion income would not be allowed to be offset by any net operating losses or other deductions otherwise available to the stockholder.

Taxation of U.S. Stockholders on the Disposition of Common Stock

In general, a U.S. stockholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our common stock as long-term capital gain or loss if the U.S. stockholder has held the common stock for more than one year and otherwise as short-term capital gain or loss. In general, a U.S. stockholder will realize gain or loss in an amount equal to the difference between (i) the sum of the fair market value of any property and the amount of cash received in such disposition and (ii) the U.S. stockholder’s adjusted basis in the shares for tax purposes. Such adjusted tax basis will equal the U.S. stockholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on it and reduced by any returns of capital. However, a U.S. stockholder must treat any loss upon a sale or exchange of common stock held by such stockholder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. stockholder treats as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of our common stock may be disallowed if the U.S. stockholder purchases other common stock within 30 days before or after the disposition.

Capital Gains and Losses

A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate currently is 35% (which rate will apply for the period from January 1, 2003 to December 31, 2010). The maximum tax rate on long-term capital gain applicable to individuals, trusts and estates is 15% for sales and exchanges of assets held for more than one year occurring through December 31, 2010. The maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property,” or depreciable real property, is 25% to the extent that such gain would have been treated as ordinary income if the property were “section 1245 property.” With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our individual, trust and estate stockholders at a 15% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for those taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Information Reporting Requirements and Backup Withholding

We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at a current rate of 28% with respect to distributions unless the holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us. For a discussion of the backup withholding rules as applied to non-U.S. stockholders. See “—Taxation of Non-U.S. Stockholders.”

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. While many investments in real estate generate UBTI, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt stockholders generally should not constitute UBTI. However, if a tax-exempt stockholder were to finance its acquisition of common stock with debt, a portion of the income that it receives from us would constitute UBTI pursuant to the “debt-financed property” rules. Moreover, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI. Furthermore, a tax-exempt stockholder’s share of any excess inclusion income that we recognize would be subject to tax as UBTI. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our stock must treat a percentage of the dividends that it receives from us as UBTI. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our stock only if:

•	the percentage of our dividends that the tax-exempt trust must treat as UBTI is at least 5%;

•

we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our stock in proportion to their actuarial interests in the pension trust; and

•	either:

•	one pension trust owns more than 25% of the value of our stock; or

•	a group of pension trusts individually holding more than 10% of the value of our stock collectively owns more than 50% of the value of our stock.

Taxation of Non-U.S. Stockholders

The rules governing federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders are complex. This section is only a summary of such rules. We urge non-U.S. stockholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on ownership of our common stock, including any reporting requirements.

Ordinary Dividends. A non-U.S. stockholder that receives a distribution that is not attributable to gain from our sale or exchange of United States real property interests, as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay the distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. stockholders are taxed on distributions and also may be subject to the 30% branch profits tax in the case of a corporate non-U.S. stockholder. We plan to withhold federal income tax at the rate of 30% on the gross amount of any distribution paid to a non-U.S. stockholder unless either:

•	a lower treaty rate applies and the non-U.S. stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us, or

•	the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

However, reduced treaty rates are not available to the extent that the income allocated to the non-U.S. stockholder is excess inclusion income. Our excess inclusion income generally will be allocated among our stockholders to the extent that it exceeds our undistributed REIT taxable income in a particular year.

Non-Dividend Distributions. A non-U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted basis of its common stock. Instead, the excess portion of the distribution will reduce the adjusted basis of that common stock. A non-U.S. stockholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of the common stock if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or exchange of its common stock, as described below. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. stockholder may obtain a refund from the IRS of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

Capital Gain Dividends. A non-U.S. stockholder will incur tax on distributions that are attributable to gain from our sale or exchange of “United States real property interests” under special provisions of the federal income tax laws known as “FIRPTA.” The term “United States real property interests” includes interests in real property, other than interests in real property solely in a capacity as a creditor, and shares in corporations at least 50% of whose assets consist of interests in real property. As a result, we do not anticipate that we will generate material amounts of gain that would be subject to FIRPTA. Nonetheless, we cannot exclude the possibility, for example, if we are able to resell a foreclosure property for an amount higher than the fair market value of such property at the time of foreclosure. Under the FIRPTA rules, a non-U.S. stockholder is taxed on distributions attributable to gain from sales of United States real property interests as if the gain were effectively connected with a U.S. business of the non-U.S. stockholder. A non-U.S. stockholder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S. stockholders, subject to applicable alternative minimum tax. A non-U.S. corporate stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 35% of any such distribution that we could designate as a capital gain dividend. A non-U.S. stockholder may receive a credit against our tax liability for the amount we withhold. However, a non-U.S. stockholder that owns, actually or constructively, no more than 5% of our common stock at all times during the one-year period ending on the date of the distribution will not be subject to the 35% FIRPTA withholding tax with respect to distributions that are attributable to gain from our sale or exchange of United States real property interests, provided our common stock is regularly traded on an established securities market. Instead, non-U.S. stockholders generally would be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends.

Sale of Common Stock. In the unlikely event that our common stock constituted a United States real property interest (which generally requires that at least 50% of our assets consist of United States real property interests), gains from the sale of our common stock by a non-U.S. stockholder could be subject to a FIRPTA tax. However, even if that event were to occur, a non-U.S. stockholder generally would not incur tax under FIRPTA on gain from the sale of our common stock if we were a “domestically-controlled qualified investment entity.” We will be a domestically-controlled qualified investment entity if, at all times during a specified testing period, we are a REIT and less than 50% in value of our stock is held directly or indirectly by non-U.S. stockholders. Because our common stock is publicly traded, no assurance can be given that we will continue to be a domestically controlled qualified investment entity.

Even if we are a domestically controlled qualified investment entity, upon disposition of our common stock, a non-U.S. stockholder may be treated as having gain from the sale or exchange of a United States real property interest if the non-U.S. stockholder disposes of an interest in our stock and directly or indirectly acquires, enters into a contract or option to acquire or is deemed to acquire, other shares of our stock within a specified period. This rule does not apply if the exception for distributions to 5% or smaller stockholder of regularly traded classes of stock is satisfied.

Even if we do not qualify as a domestically-controlled qualified investment entity at the time the non-U.S. stockholder sells or exchanges our common stock, the gain from such a sale or exchange will not be subject to tax under FIRPTA as a sale of United States real property interests if our common stock is regularly traded, as defined by the applicable Treasury regulations, on an established securities market, and such non-U.S. stockholder owned, actually or constructively, 5% or less of our common stock at all times throughout the five-year period ending on the date of the sale or exchange.

If the gain on the sale of the common stock were taxed under FIRPTA, a non-U.S. stockholder would be taxed on that gain in the same manner as a taxable U.S. stockholder, subject to applicable alternative minimum tax, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS. Furthermore, a non-U.S. stockholder generally will incur tax on gain not subject to FIRPTA if:

•

the gain is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, or

•

the non-U.S. stockholder is a nonresident alien individual who is present in the U.S. for 183 days or more during the taxable year and certain other conditions are met, in which case the non-U.S. stockholder will incur a 30% tax on his or her capital gains.

Legislative of Other Actions Affecting REITs

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process by the IRS and the U.S. Treasury Department. No assurance can be given as to whether, when, or in what form, U.S. federal income tax laws applicable to us or our stockholders may be enacted, possibly with retroactive effect. Changes to the U.S. federal income tax laws and interpretations of U.S. federal income tax laws could adversely affect an investment in our shares of common stock.

Several of the tax considerations described herein are subject to a sunset provision. The sunset provisions generally provide that for taxable years beginning after December 31, 2010, certain provisions that are currently in the Internal Revenue Code will revert back to a prior version of those provisions. These provisions include provisions related to the reduced maximum income tax rate for long-term capital gains of 15% (rather than 20%) for taxpayers taxed at individual rates, the application of the 15% tax rate to qualified dividend income (rather than the ordinary income rate of 35% scheduled to increase to 39.6% for the years beginning after December 31, 2010), and certain other tax rate provisions described herein. The impact of this reversion is not discussed herein. Consequently, prospective stockholders should consult their tax advisors regarding the effect of sunset provisions on an investment in our common stock.

State and Local Taxes

We and/or our stockholders may be subject to taxation by various states and localities, including those in which we or a stockholder transacts business, owns property or resides. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, stockholders should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in our common stock.

USE OF PROCEEDS

Proceeds from any newly issued shares of common stock purchased directly from us under the plan will be available for general corporate purposes. We have no basis for estimating either the number of shares of common stock that will ultimately be purchased directly from us, if any, under the plan or the prices at which such shares will be sold.

PLAN OF DISTRIBUTION

Except to the extent the plan administrator purchases common stock in the open market or in privately negotiated transactions with third parties, the common stock acquired under the plan will be sold directly by us through the plan. We may sell our common stock to owners of shares (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. These shares, including shares acquired through waivers granted with respect to the share purchase program of the plan, may be resold in market transactions (including coverage of short positions) on any national security exchange or automated quotation system on which our common stock trades or is quoted, or in privately negotiated transactions. Our common stock is currently listed on the NYSE. Under certain circumstances, we expect that a portion of the common stock available for issuance under the plan will be issued pursuant to waivers granted with respect to the share purchase program of the plan. The difference between the price owners who may be deemed to be underwriters pay us for our common stock acquired under the plan, after deduction of the applicable discount from the market price, and the price at which such shares are resold, may be deemed to constitute underwriting commissions received by these owners in connection with such transactions.

From time to time, financial intermediaries may engage in positioning transactions in order to benefit from the discount from the market price acquired through the reinvestment of dividends and optional cash payments under the plan.

We will pay any and all brokerage commissions and related expenses incurred in connection with purchases of common stock under the plan. Upon your withdrawal from the plan by the sale of shares held under the plan, you will receive the proceeds of such sale less a $15 service fee per transaction and a $0.10 per share commission to the plan administrator and any other applicable fees.

Common stock may not be available under the plan in all states. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any common shares or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed on for us by Ledgewood. DLA Piper LLP (US) will pass upon the validity of the shares of common stock being offered hereby and certain other matters under Maryland law for us.

EXPERTS

Our audited financial statements and schedules and management’s assessment of the effectiveness of internal control over our financial reporting incorporated by reference in this prospectus and elsewhere in the Registration Statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

No person is authorized to give any information or to make any representation not contained in this prospectus. You must not rely on any unauthorized representations or information. This prospectus is an offer to sell only the shares of common stock offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of the date hereof.

Dividend Reinvestment and Stock Purchase Plan

PROSPECTUS

                , 2010

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by the registrant in connection with the distribution of the securities being registered. All amounts except the SEC registration fee are estimates.

Amount to be Paid
SEC registration fee	$3,502
Legal fees and expenses	$10,000
Accounting fees and expenses	$10,000
Printing fees	$5,000
Miscellaneous	$6,498

Total	$35,000

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active or deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains a provision which limits the liability of our directors and officers to the maximum extent permitted by Maryland law.

Our charter also authorizes our company, to the maximum extent permitted by Maryland law, to obligate our company to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding.

Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also permit our company to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and any employee or agent of our company or a predecessor of our company.

Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in such capacity, or in the defense of an issue, claim or matter in any such proceeding. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or are threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

•

the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; or

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and

•	a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

ITEM 16.	EXHIBITS

The Exhibits furnished as part of this registration statement on Form S-3 are identified in the Exhibit Index immediately following the signature pages of this registration statement. Such Exhibit Index is incorporated herein by reference.

ITEM 17.	UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by such registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by a registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to the purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of a registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of an undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of an undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned registrant or used or referred to by an undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about an undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by an undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of such registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, such registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by any registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on November 18, 2010.

RESOURCE CAPITAL CORP.

By:	/s/ DAVID J. BRYANT
David J. Bryant Chief Financial Officer, Chief Accounting Officer and Treasurer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Steven J. Kessler, Jonathan Z. Cohen and David J. Bryant, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. This document may be executed by the signatories hereto on any number of counterparts, all of which shall constitute one and the same instrument.

/s/ STEVEN J. KESSLER Steven J. Kessler	Chairman and Director	November 18, 2010

/s/ JONATHAN Z. COHEN Jonathan Z. Cohen	President, Chief Executive Officer and Director (principal executive officer)	November 18, 2010

/s/ DAVID J. BRYANT David J. Bryant	Chief Financial Officer, Chief Accounting Officer and Treasurer (principal financial and accounting officer)	November 18, 2010

/s/ WALTER T. BEACH Walter T. Beach	Director	November 18, 2010

/s/ Edward E. Cohen Edward E. Cohen	Director	November 18, 2010

/s/ WILLIAM B. HART William B. Hart	Director	November 18, 2010

/s/ GARY ICKOWICZ Gary Ickowicz	Director	November 18, 2010

/s/ MURRAY S. LEVIN Murray S. Levin	Director	November 18, 2010

/s/ P. SHERRILL NEFF P. Sherrill Neff	Director	November 18, 2010

EXHIBIT INDEX

Exhibit list:

Exhibit No.	Description
4.1	Form of Certificate for Common Stock for Resource Capital Corp.(1)

4.2(a)	Junior Subordinated Indenture between Resource Capital Corp. and Wells Fargo Bank, N.A., dated May 25, 2006.(2)

4.2(b)	Amendment to Junior Subordinated Indenture and Junior Subordinated Note due 2036 between Resource Capital Corp. and Wells Fargo Bank, N.A., dated October 26, 2009 and effective September 30, 2009.(4)

4.3(a)	Amended and Restated Trust Agreement among Resource Capital Corp., Wells Fargo Bank, N.A., Wells Fargo Delaware Trust Company and the Administrative Trustees named therein, dated May 25, 2006.(2)

4.3(b)	Amendment to Amended and Restated Trust Agreement and Preferred Securities Certificate among Resource Capital Corp., Wells Fargo Bank, N.A. and the Administrative Trustees named therein, dated October 26, 2009 and effective September 30, 2009.(4)

4.4	Amended Junior Subordinated Note due 2036 in the principal amount of $25,774,000, dated October 26, 2009.(4)

4.5(a)	Junior Subordinated Indenture between Resource Capital Corp. and Wells Fargo Bank, N.A., dated September 29, 2006.(3)

4.5(b)	Amendment to Junior Subordinated Indenture and Junior Subordinated Note due 2036 between Resource Capital Corp. and Wells Fargo Bank, N.A., dated October 26, 2009 and effective September 30, 2009.(4)

4.6(a)	Amended and Restated Trust Agreement among Resource Capital Corp., Wells Fargo Bank, N.A., Wells Fargo Delaware Trust Company and the Administrative Trustees named therein, dated September 29, 2006.(3)

4.6(b)	Amendment to Amended and Restated Trust Agreement and Preferred Securities Certificate among Resource Capital Corp., Wells Fargo Bank, N.A. and the Administrative Trustees named therein, dated October 26, 2009 and effective September 30, 2009.(4)

4.7	Amended Junior Subordinated Note due 2036 in the principal amount of $25,774,000, dated October 26, 2009.(4)

5.1	Opinion of DLA Piper US LLP as to legality of the securities being registered.

8.1	Opinion of Ledgewood as to certain U.S. federal income tax matters.

23.1	Consent of Grant Thornton LLP.

23.2	Consent of DLA Piper US LLP (contained in Exhibit 5.1).

23.3	Consent of Ledgewood (contained in Exhibit 8.1).

24.1	Power of Attorney (contained as part of signature pages to this registration statement).

(1)	Filed previously as an exhibit to the Company’s registration statement on Form S-11, Registration No. 333-126517.
(2)	Filed previously as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006.
(3)	Filed previously as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006.
(4)	Filed previously as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009.